UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RBC BEARINGS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

One Tribology Center
Oxford, Connecticut 06478
August 1, 2022
To our stockholders:
You are cordially invited to attend the RBC Bearings Incorporated annual meeting of stockholders to be held at 9:00 a.m., local time, on Thursday, September 8, 2022 in Building B at our offices located at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478. The attached Notice of Annual Meeting and Proxy Statement describe all known items to be acted upon by stockholders at the meeting.
It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, please vote your shares as soon as possible.
If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing an RBC Bearings Incorporated stockholding. Please note that the document used to gain entry to the meeting is non-transferable.
Please vote your shares promptly and join us at the meeting.
Sincerely,

Dr. Michael J. Hartnett
Chairman, President and Chief Executive Officer
2022 Proxy Statement	[01]

Notice of 2022 Annual
Meeting of Stockholders
Thursday, September 8, 2022
9:00 a.m. Local Time
Building B
One Tribology Center
102 Willenbrock Road
Oxford, CT 06478

Purpose
The 2022 annual meeting of stockholders of RBC Bearings Incorporated will be held in Building B at our executive offices at One Tribology Center, 102 Willenbrock Road, Oxford, CT 06478, on Thursday, September 8, 2022, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will consider and vote on the following matters:
1.	election of three directors in Class I to serve a term of three years;
2.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023;
3.	approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
4.	any other matter that may properly come before the meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on July 12, 2022 are entitled to notice of and to vote at the annual meeting and at any postponements or adjournments thereof. The directions to the meeting can be found in Appendix A of the attached proxy statement.
Your Vote is Important
Whether or not you plan to attend the meeting, please vote your shares. You can find voting instructions in the proxy statement or in the materials you received for the meeting. Any person voting by proxy has the power to revoke it, at any time prior to its exercise at the meeting, in accordance with the procedures described in the attached proxy statement.
If You Plan to Attend
Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (i.e., “street name” holders) will also need to bring a copy of a brokerage statement reflecting RBC stock ownership as of the record date. Cellular phones, cameras, recording devices and other electronic devices will not be permitted at the meeting. Due to the COVID-19 pandemic, you may be required to complete a COVID-19 screening form upon your arrival and/or wear a mask at the meeting. If you are required to wear a mask, one will be provided at the door.
By order of the Board of Directors,

Dr. Michael J. Hartnett
Chairman, President and Chief Executive Officer
August 1, 2022
[02]	2022 Proxy Statement

2022 Proxy Statement	[03]

Proxy Statement for 2022 Annual
Meeting of Stockholders
The Board of Directors (the “Board”) of RBC Bearings Incorporated (the “Company”) is soliciting proxies from our stockholders to be used at the annual meeting of stockholders to be held on Thursday, September 8, 2022, beginning at 9:00 a.m., local time, in Building B at our principal executive offices, located at One Tribology Center, 102 Willenbrock Road, Oxford, Connecticut 06478, and at any postponements or adjournments thereof. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for fiscal 2022 are being mailed, or made available via the internet as described below, to stockholders on or about August 1, 2022.
Our fiscal years end on the Saturday closest to March 31 each year. Fiscal 2022 ended on April 2, 2022 and fiscal 2023 will end on April 1, 2023. As used in this proxy statement, the terms “we,” “us,” “our,” “RBC” and “the Company” mean RBC Bearings Incorporated and its subsidiaries, unless the context indicates another meaning.
The Company is furnishing proxy materials to stockholders via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement and our annual report as well as how to submit your proxy over the internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on or about July 29, 2022. We will mail a printed copy of this proxy statement and form of proxy to certain stockholders and we expect that mailing to begin on or about August 1, 2022.
About the Annual Meeting
Why did I receive these materials?
You are receiving a proxy statement because you owned shares of our common stock on July 12, 2022 (the “Record Date”), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which you may vote and provides information on those matters so that you can make an informed decision.
How may I obtain RBC’s 10-K and other financial information?
Stockholders may find the 2022 Form 10-K and our other filings with the Securities and Exchange Commission (SEC), as well as other information regarding the Company, including environmental/social/governance information, on the Investor Relations page of our website at www.investor.rbcbearings.com.
If you received our proxy statement in the mail, a copy of our 2022 Annual Report on Form 10-K was enclosed with the proxy statement. Stockholders may request a free copy of the 2022 Form 10-K from the Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478 (203-267-7001).
Who is entitled to vote at the meeting?
Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on the
Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
[04]	2022 Proxy Statement

What constitutes a quorum for the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date and eligible to vote will constitute a quorum permitting the conduct of business at the meeting. As of July 12, 2022, there were 28,709,579 shares of common stock outstanding and eligible to vote. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if we have a quorum.
What vote is required to approve each item?
Election of Directors (Proposal 1): Directors are elected by a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees (i.e., stockholders do not have cumulative voting rights).
Approval of Independent Registered Public Accounting Firm (Proposal 2): The ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2023 requires the affirmative vote of a majority of the shares represented at the meeting.
Approval of the Say-on-Pay proposal (Proposal 3): The approval of the resolution regarding the stockholder advisory vote on named executive officer compensation (i.e., the say-on-pay proposal) requires the affirmative vote of a majority of the shares represented at the meeting.
A properly executed proxy marked “ABSTAIN” with respect to a particular proposal will not be voted on that proposal, although it will be counted for purposes of determining whether there is a quorum at the meeting. Therefore, an abstention with respect to Proposal 1 will have no effect on the outcome of that proposal while an abstention with respect to Proposal 2 or 3 will have the same effect as an “AGAINST” vote on that proposal.
Will stockholders be asked to vote on any other matters?
To the knowledge of the Company, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons acting as proxy holders will vote on those matters in the manner they consider appropriate.
What are the Board’s recommendations?
The Board’s recommendations are set forth in this proxy statement together with the description of each proposal to be voted upon. In summary, the Board recommends a vote FOR each of the proposals. Unless you give other instructions when you vote, the persons acting as proxy holders will vote in accordance with the recommendations of the Board.
How do I vote?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy over the Internet (at www.ProxyVote.com), by telephone (1-800-579-1639) or, if you received paper copies of our proxy materials in the mail, by completing, dating and signing a proxy card and returning it in the enclosed postage-paid envelope.
If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the materials provided by your bank, broker or other record holder for specific instructions on methods of voting available to you.
Your shares will be voted as you indicate. If you submit a proxy but you do not indicate your voting preferences, then the persons acting as proxy holders will vote your shares in accordance with the recommendations of the Board. The Board and management do not intend to present any matters at the annual meeting other than those outlined in the Notice of the Annual Meeting of Stockholders. Should any other matter requiring a vote of stockholders arise, the proxy holders will have discretionary authority to vote on such other matter in the manner the proxy holders consider appropriate.
If you properly submit a proxy, your shares will be voted in accordance with your instructions. If you submit a proxy but do not specify how you want to vote your shares, the proxy holders will vote them FOR the election of all nominees for director as set forth in Proposal 1, FOR the ratification of the appointment of the independent registered public accounting firm in Proposal 2, and FOR the non-binding, advisory approval of our named executive officer compensation in Proposal 3.
2022 Proxy Statement	[05]

What if I Hold My Shares in Street Name?
If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. The Company has supplied copies of its proxy materials for the 2022 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting.
If your broker, bank or other nominee does not receive voting instructions from you, your shares may constitute “broker non-votes.” Generally, broker non-votes occur with respect to a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner and instructions are not given. Shares represented by broker non-votes will be counted in determining whether there is a quorum at the meeting, but will not be considered voted with respect to those proposals to which the broker non-votes relate. Without instruction from you, your broker may not vote with respect to the election of directors (Proposal 1) or the stockholder advisory vote on named executive officer compensation (i.e., the say-on-pay proposal) (Proposal 3), but may vote on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). Because director nominees are elected by a majority of the votes cast at the meeting, broker non-votes will not affect the outcome of the voting on the election of directors. However, because approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting, a broker non-vote with respect to the say-on-pay proposal will have the same effect as an “AGAINST” vote on that proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please vote with respect to each Notice or set of proxy materials that you receive.
How and when may I propose actions for consideration at next year’s annual meeting of stockholders or recommend or nominate individuals to serve as directors?
See “Stockholder Proposals and Director Nominations” below.
[06]	2022 Proxy Statement

Proposals Submitted for Stockholder Vote
Proposal 1: Election of Directors
The Board currently is composed of eight directors serving staggered three-year terms and divided into Class I, Class II and Class III. This year the Class I directors are up for election and our Nominating and Governance Committee has nominated Michael H. Ambrose, Daniel A. Bergeron and Edward D. Stewart for election at the annual meeting. Messrs. Ambrose, Bergeron and Stewart are currently Class I directors and first joined the Board in 2019, 2013 and 2013, respectively. The Nominating and
Governance Committee reviewed the qualifications of the nominees for election to this class and unanimously recommended to the Board that these nominees be submitted for election. We believe that each of our nominees has a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board.
Michael H. Ambrose
Mr. Ambrose currently serves as the Vice President of Enterprise Business Transformation at Sikorsky Aircraft, a Lockheed Martin Company. From 2010 through 2021 he served in increasing Vice President roles within Engineering at Sikorsky Aircraft, serving as the Vice President of Engineering and Technology from 2017 to 2021. He has also held executive positions leading the International Government Programs and separately, Precision Machining Manufacturing Operations at Sikorsky. Mr. Ambrose joined Sikorsky in 1984, working in all areas of complex aerospace design and manufacturing operations, in addition to leading organizations of over 3500 employees. He is currently responsible for leading the Business Transformation initiatives at Sikorsky, partnering across Lockheed to implement next generation digital integration tools and processes such as model-based design, model-based system engineering, additive manufacturing, supply chain digital integration, and digital twins, among many other initiatives. In his career at Sikorsky, Mr. Ambrose has served as the co-chair of the Sikorsky senior safety board, responsible for airworthiness, and has been recognized as an executive champion for diversity and inclusion. He serves on the Board of Governors of the University of New Haven. Mr. Ambrose holds a Bachelor of Science degree in Mechanical Engineering from the University of New Haven and a Master of Science degree in Engineering Management from the Massachusetts Institute of Technology.

Director since 2019 Age: 60 Committees: Audit
Skills and Expertise
Mr. Ambrose’s many years of experience in aerospace engineering and manufacturing operations is of tremendous value to the Board. His skill sets include leadership and governance, manufacturing management, financial reporting, human capital management, risk management, and international business.

Daniel A. Bergeron
Mr. Bergeron has been with the Company since 2003 when he joined us as Vice President, Finance and later that same year was appointed Chief Financial Officer. In 2017, he was additionally appointed Chief Operating Officer and in October 2020 he relinquished the position of Chief Financial Officer. From 2002 until 2003, he served as Vice President and Chief Financial Officer of Allied Healthcare International, Inc., a publicly-held provider of healthcare staffing services. Mr. Bergeron served as Vice President and Chief Financial Officer at Paragon Networks International, Inc., a telecommunications company, from 2000 to 2002. From 1998 to 2000, he served as Vice President and Chief Financial Officer of Tridex Corporation, a publicly-held software company. From 1987 to 1998, Mr. Bergeron held various financial reporting positions with Dorr-Oliver Inc., an international engineering and manufacturing company, including Vice President and Chief Financial Officer. Mr. Bergeron holds a Bachelor of Science degree in Finance from Northeastern University and a Master of Business Administration degree from the University of New Haven.

Director since 2013 Age: 62 Committees: none
Skills and Expertise
Mr. Bergeron provides the Board with significant financial leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective. His skill sets include leadership and governance, financial reporting, strategic planning, human capital management, risk management, and international business.

2022 Proxy Statement	[07]

Edward D. Stewart
Mr. Stewart is the former Chairman of the Board of ATC Technology Corporation, a then-publicly-held third-party logistics services provider, and has served on other company boards and audit committees. Mr. Stewart has many years of financial and operational experience with General Electric Company including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses. Mr. Stewart formerly served as a member of the Board of Directors of Nordstrom fsb, a formerly wholly-owned subsidiary of Nordstrom, Inc., and a member of its Audit and Investment Committees. Mr. Stewart earned a Bachelor of Arts degree in Economics from Tufts University.

Director since 2013 Age: 79 Committees: Audit (Chair)
Skills and Expertise
Mr. Stewart’s extensive financial experience qualifies him as an “audit committee financial expert.” In addition, his service as a director of other publicly-traded and private companies is a valuable resource to the Board. His skill sets include leadership and governance, financial reporting, strategic planning, human capital management, and risk management.

Directors are elected by a majority of the votes cast at the meeting. If elected at the meeting, each of Messrs. Ambrose, Bergeron and Stewart would serve until the 2025 annual meeting and until a successor is duly elected and qualified, or until their resignation or removal. If any of Messrs. Ambrose, Bergeron or Stewart should for any reason become unavailable to serve as a director prior to the annual meeting, the Board will (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person, in which case the proxy holders will vote for the new candidate, or (iii) leave the place vacant to be filled at a later time.
The Board recommends a vote FOR the election to the Board of Directors of the nominees identified above.
Proposal 2: The Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2023
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023, and has further directed that the Board submit the selection of Ernst & Young for ratification by the stockholders at the annual meeting. During fiscal 2022, Ernst & Young served as the Company’s independent registered public accounting firm. See “Principal Accountant Fees and Services” below.
While not required, this proposal is being put before the stockholders because the Audit Committee and the Board believe that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firm. If the appointment of Ernst & Young is not ratified, the Audit Committee will consider the stockholders’ vote, but may ultimately determine to continue Ernst & Young’s engagement or to engage another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young is ratified, the Audit Committee may in its sole discretion terminate the engagement and direct the appointment of another independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and our stockholders.
Representatives of Ernst & Young are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2023 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.
[08]	2022 Proxy Statement

Proposal 3: Advisory Vote on Executive Compensation
The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to hold a separate non-binding advisory stockholder vote (commonly known as a say-on-pay proposal) to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
The Company’s executive compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing incentives that promote both the short-term and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual cash bonuses, while long-term incentive awards encourage executives to focus on and align themselves with the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation.
The Company is committed to the interests of our stockholders and the delivery of long-term value through an executive compensation program and governance actions that
•	drive outstanding Company performance,
•	align CEO pay with Company performance,
•	ensure that no problematic pay practices exist (e.g., benchmarking compensation above peers, re-pricing or backdating of stock options, excessive perquisites, or tax gross-ups), and
•	reflect appropriate communication with and responsiveness to stockholders.
As part of this commitment, we maintain a periodic dialogue with our stockholders to address any concerns they may have. Nevertheless, at our annual meeting in September 2021 the say-on-pay proposal received only 25% approval and the two members of our Compensation Committee who were standing for reelection received less than a majority vote.
In response to the 2021 annual meeting results and feedback from our stockholders, the two Compensation Committee members who received less than a majority vote were replaced on the Committee, after which the Committee, with the assistance of its outside compensation consultant, reexamined the Company’s selected peer group and the compensation program for the Chief Executive Officer and Chief Operating Officer and implemented the following changes:
•	Peer Group: The peer group in place as of the 2021 annual meeting was revised by removing ten companies (AAR, Astronics, CIRCOR International, Cognex, Esterline Technologies, FARO
Technologies, FLIR Systems, Kulicke and Soffa Industries, MTS Systems and Teledyne Technologies), adding 11 companies (Altra Industrial Motion, BWX Technologies, Donaldson Company, Evoqua Water Technologies, ITT, Kratos Defense & Security, Mercury Systems, Regal Rexnord, Timken, Watts Water Technologies and Woodward), and retaining eight companies (Barnes Group, Crane, Curtiss-Wright, Franklin Electic, Graco, HEICO, Hexcel and Moog). The changes were made to recognize the Company’s significantly larger size and scope of business following our acquisition of Dodge Industrial in November 2021 while at the same time avoiding the inclusion in our peer group of “aspirational” peers.
•
CEO Base Salary: Based on the new peer group, the base compensation of the CEO, Dr. Michael J. Hartnett, for fiscal 2022 was retroactively changed from $775,000 to $900,000, which is below the 50th percentile of our peer group.

•
Equity-Based Compensation: The previous long-term equity incentive program for the CEO and COO, which each year awarded a specific number of shares of restricted stock and stock options based on the Company’s performance in the prior fiscal year, was replaced with a new program consisting of one-year performance-based restricted stock awards and three-year performance-based stock awards that deliver a specific amount of compensation based on the Company’s performance in the relevant period, with the first awards under the one-year portion of the new program occurring in fiscal 2023 based on Company performance in fiscal 2022 and the first awards under the three-year portion of the new program to occur in fiscal 2026 based on Company performance for fiscal 2023, 2024 and 2025. This new program, which contains elements found in the equity incentive programs of our peer group, enables the Compensation Committee to predictably tie a particular amount of equity-based compensation to a particular Company performance level and avoid the possibility that our strong stock price could cause equity awards to be worth significantly more than the amount of compensation that the Compensation Committee intended. In addition, the new program marks the first time that a portion of CEO/COO compensation will be tied to a three-year performance cycle.

Because the changes to the CEO and COO’s equity-based compensation program were made after the end of fiscal 2022, Dr. Hartnett and Mr. Bergeron had already earned awards under the old program for fiscal 2022 that would have been worth $16,838,389 and $7,372,114, respectively, but they agreed to forego those awards and instead receive awards under the one-year portion of the new program worth $5,985,000 and $2,344,192, respectively. As a result, Dr. Hartnett and Mr. Bergeron gave up $10,853,389 and $5,027,922, respectively, of equity-based compensation relating to fiscal 2022.
Dr. Hartnett is the Company’s founder and has served as our CEO since 1992. Dr. Hartnett is widely regarded as a technology visionary and one of the industry’s most successful business
2022 Proxy Statement	[09]

executives. Under Dr. Hartnett’s leadership the Company’s revenues have grown from approximately $82 million in fiscal 1996 to approximately $943 million in fiscal 2022. He is also one of our significant stockholders, owning approximately 1.4% of the outstanding common stock, directly aligning his interests with those of all our stockholders. The Compensation Committee believes Dr. Hartnett is extremely important to our success and that, given his role in our operations, strategy and growth, it is appropriate for Dr. Hartnett to receive competitive compensation that performs both retentive and incentivizing functions.
See “Compensation Discussion and Analysis” and “Executive Compensation” below for additional information about our executive officer compensation program.
This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the 2022 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of stockholders pursuant to Item 402 of SEC Regulation S-K (including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained therein), is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Company, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The next say-on-pay advisory vote will be held at our 2023 annual meeting of stockholders.
The Board recommends a vote FOR the approval of the compensation of our named executive officers.
Other Matters to Come Before the Meeting
As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2022 annual meeting other than the three proposals referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in the manner the proxy holder considers appropriate.
[10]	2022 Proxy Statement

Board of Directors and Corporate Governance
The Board currently is composed of eight directors serving staggered three-year terms and divided into three classes: Class I consists of Michael H. Ambrose, Daniel A. Bergeron and Edward D. Stewart; Class II consists of Richard R. Crowell, Amir Faghri and Dr. Steven H. Kaplan; and Class III consists of Dr. Michael J. Hartnett and Dolores J. Ennico. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2024 and 2023, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including vacancies created by an increase in the number of directors) will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until the director’s resignation or removal.
Meetings of the Board and Committees of the Board
The Board held five meetings during fiscal 2022. The standing committees of the Board held an aggregate of seven meetings during fiscal 2022. Each director attended at least 75% of the meetings of the Board and the Board committees on which they served during fiscal 2022.
The Company’s Corporate Governance Guidelines require the non-employee directors to meet in executive sessions on a periodic basis without management. The presiding director at these executive sessions is the Chairman of the Audit Committee. The non-employee members of the Board and the Audit Committee met in executive session during one of the Board meetings and four of the Audit Committee meetings held in fiscal 2022.
Directors are encouraged to attend the annual meeting of stockholders. All of the directors attended the 2021 annual meeting of stockholders either in person or by teleconference.
Director Independence
Nasdaq’s rules require that the Board be comprised of a majority of “independent” directors, and each of the Company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee be comprised solely of “independent” directors as defined in Nasdaq’s rules. Based upon the information submitted by each of the directors, and following the recommendation of the Nominating and Governance Committee, the Board has made a determination that all of our current directors, with the exception of Dr. Hartnett and
Mr. Bergeron, satisfy the “independence” requirements of Nasdaq, SEC regulations and the Company’s Corporate Governance Guidelines. The standards for determining independence are those set forth in the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines can be found on our website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Communications Between Stockholders and the Board
Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group at the following address: RBC Bearings Incorporated, c/o the Secretary, 102 Willenbrock Road, Oxford, CT 06478. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising, and communication that is frivolous in nature or relates to routine business matters (such as product inquiries, complaints or suggestions) or raises grievances that are personal to the person submitting the communication. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.
The Board has a policy for reporting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through either of the following means:
•
calling the Company’s Ethics Hotline at 1-866-247-5449 (which is available 24 hours per day, 365 days per year) and leaving a recorded message, which is transcribed by a third-party service provider to insure the caller’s anonymity, or

•	sending a written communication marked “Private & Confidential” to the Audit Committee, RBC Bearings Incorporated, c/o the Secretary, 102 Willenbrock Road, Oxford, CT 06478.
In either case, the report will be forwarded to the Audit Committee and the confidentiality of the report will be maintained to the extent consistent with applicable law.
2022 Proxy Statement	[11]

Committees of the Board of Directors
The Board currently has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The charters for each of the committees are available on the
Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Audit Committee
Responsible for
• selecting our independent registered public accounting firm,
• approving the overall scope of the audit and the associated fees,
• assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements,
• annually reviewing the independent registered public accounting firm’s report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the registered public accounting firm,
• discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm,
• discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies,
• discussing policies with respect to risk assessment and risk management,
• meeting separately, periodically, with management and the independent registered public accounting firm,
• reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response,
• setting clear hiring policies for employees or former employees of the independent registered public accounting firm,
• handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, and
• reporting regularly to the full Board.

Meetings held in 2022: four

Members:
Michael J. Ambrose
Richard R. Crowell
Edward D. Stewart (Chair)

Each member satisfies the financial literacy requirements of Nasdaq and the SEC and Nasdaq’s independence requirements for audit committee members. The Board has determined that Messrs. Crowell and Stewart qualify as “audit committee financial experts” for SEC purposes.

Compensation Committee
Responsible for
• reviewing key employee compensation goals, policies, plans and programs,
• reviewing and approving the compensation of our directors, chief executive officer and other executive officers,
• reviewing and approving employment contracts and other similar arrangements between the Company and our executive officers,
• reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such officer’s executive performance and other related matters,
• administration of stock plans and other incentive compensation plans,
• approving overall compensation policies for the Company, and
• handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

Meetings held in 2022: one Members: Dolores J. Ennico (Chair) Dr. Amir Faghri Dr. Steven H. Kaplan Each member satisfies Nasdaq’s independence requirements for compensation committee members.
[12]	2022 Proxy Statement

Nominating and Governance Committee
Responsible for
• evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees,
• establishing a policy for considering stockholder nominees for election to the Board,
• evaluating and recommending candidates for election to the Board,
• overseeing the Board’s performance and self-evaluation process and developing continuing education programs for our directors,
• reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes, and
• reviewing and monitoring compliance with the Company’s Code of Business Conduct and Ethics and our Insider Trading Policy.

Meetings held in 2022: two Members: Dr. Steven H. Kaplan Edward D. Stewart Each member satisfies Nasdaq’s independence requirements for nominating and governance committee members.
Director Qualities and Board Diversity
The Board seeks to have a diverse group of members who possess the background, skills and expertise to make a significant contribution to the Board, the Company and our stockholders. In selecting a nominee for the Board, the Nominating and Governance Committee considers the background, skills and expertise that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. Desired qualities for Board members include
•	high-level leadership experience in business or administrative activities, and significant accomplishment,
•	breadth of knowledge about issues affecting the Company,
•	proven ability and willingness to contribute special competencies to Board activities,
•	personal integrity,
•	loyalty to the Company and concern for its success and welfare,
•	ability and willingness to apply sound and independent business judgment,
•	awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image,
•	no present conflicts of interest,
•	availability for meetings and consultation on Company matters, enthusiasm about the prospect of serving,
•	willingness to assume broad fiduciary responsibility, and
•	willingness to become a Company stockholder.
In evaluating candidates, the Nominating and Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Director Nominations” below.
The Nominating and Governance Committee considers various kinds of diversity such as diversity of professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin, when considering whether to nominate an individual for Board membership. The Board believes it is important that its members represent diverse viewpoints and perspectives in their application of judgment to Company matters. The Nominating and Governance Committee assesses the effectiveness of this objective when evaluating new director candidates and when assessing the composition of the Board.
Corporate Governance Guidelines
The Board maintains Corporate Governance Guidelines, which, among other things, set forth the Company’s expectations and policies with respect to the roles and responsibilities of the Board, director affiliations and conflicts, director compensation, standards of director conduct, and the qualifications and other criteria for director nominees. The Nominating and Governance
Committee is responsible for periodically reviewing and reassessing the adequacy of these guidelines and recommending changes to the Board for approval. Our Corporate Governance Guidelines are available on the Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Code of Conduct and Ethics
The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers areas of professional conduct such as conflicts of interest, fair dealing, the protection of confidential information, and
2022 Proxy Statement	[13]

compliance with laws, regulations and rules. The Code of Ethics is available on the Company’s website at www.investor.rbcbearings.com/corporate-governance/governance-highlights.
Board Risk and Compensation Risk Oversight
The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, the Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, compliance with legal and regulatory requirements, and risks associated with foreign exchange, insurance, credit and debt. The Nominating and Governance Committee oversees risks associated with sustainability. The Compensation Committee considers risks related to the attraction and retention of talent, and risks related to the design of the compensation program. The full Board is responsible for considering strategic risks and succession planning and receives reports from each Committee as to risk oversight within their areas of responsibility.
The Company’s senior management periodically reports on risk management policies and practices to the relevant Board committee or to the full Board so that any decisions can be made as to any required changes to the Company’s risk management and mitigation strategies or to the Board’s oversight of these.
Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Compensation Committee reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Board Leadership Structure
The Board has no formal policy with respect to the separation of the offices of the Chairman and the Chief Executive Officer, which are currently combined. However, the Board understands that no single leadership model is right for all companies and at all times. The Board believes that it should have the flexibility to make decisions as to the Chairman position from time to time in the way that it believes will best provide effective leadership for the Company. Accordingly, the Board periodically reviews its leadership structure, including whether these offices should be separate. The Board has determined that the current structure consisting of combined roles of Chairman and CEO is an effective and appropriate leadership structure for the Company at this time. All the current members of the Board are independent, except for the CEO and COO, and all of our Board committees are composed entirely of independent directors. The Board does not have a lead independent director.
Environmental, Social and Governance Values
We know that caring about our impact on the environment and society and how we govern RBC are essential to generating long-term value for the Company and our stakeholders, and we are constantly looking for ways to improve our performance in all three areas. More information regarding our environmental, social and governance values is available at www.investor.rbcbearings.com/ESG.
[14]	2022 Proxy Statement

Hedging Policy
We have a policy that prohibits any director, officer or employee from purchasing, selling or engaging in any other transaction involving any derivative securities that relate to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value that relates to the value of any equity security of the Company (other than any of the foregoing issued pursuant to our long-term equity incentive plans).
Director Compensation
Non-employee members of the Board receive $50,000 per year, payable quarterly, and the Chairs of the Compensation and Audit Committees receive an additional $5,000 per year for serving in that capacity. Each non-employee director also receives an annual award of stock options and restricted stock for their services at the discretion of the Compensation Committee and upon approval of the Board. During fiscal 2022, each non-employee director was granted 1,000 stock options, which have an exercise price equal to the closing price of our common stock on the award date and vest over five years, and 1,500 shares of restricted stock, which vest over three years. Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The Compensation Committee reviews non-employee director compensation annually and recommends changes to the Board for approval. During fiscal 2022, the non-employee directors received the following compensation:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Michael H. Ambrose	50,000	298,740	76,590	425,330
Richard R. Crowell(4)	55,000	298,740	76,590	430,330
Dolores J. Ennico	50,000	298,740	76,590	425,330
Dr. Amir Faghri(5)	-	-	-	-
Dr. Steven H. Kaplan	50,000	298,740	76,590	425,330
Alan B. Levine(6)	55,000	298,740	76,590	430,330
Edward D. Stewart	50,000	298,740	76,590	425,330
(1)
The amounts represent the fair market value on the date of grant of restricted shares and non-qualified stock options granted during the fiscal year. For additional information on the valuation assumptions regarding the restricted stock and stock option awards, refer to Note 16 to our financial statements for fiscal 2022 included in the Company’s Annual Report on Form 10-K enclosed with this proxy statement.

(2)
The total number of restricted shares held by each director as of the end of fiscal 2022 was: Mr. Ambrose – 3,000; Mr. Crowell – 3,000; Ms. Ennico – 2,500; Dr. Faghri – 0; Dr. Kaplan – 3,000; Ms. Levine – 3,000; Mr. Stewart – 3,000.

(3)
The total number of stock options held by each director as of the end of fiscal 2022 was: Mr. Ambrose – 3,000; Mr. Crowell – 4,600; Ms. Ennico – 2,000; Dr. Faghri – 0; Dr. Kaplan – 3,800; Ms. Levine – 7,600; Mr. Stewart – 7,000.

(4)	Formerly Chair of the Compensation Committee.
(5)	Became a director in May 2022.
(6)	Formerly Chair of the Audit Committee. Ceased to be a director in May 2022.
2022 Proxy Statement	[15]

Certain Relationships and Related Transactions
Since the start of fiscal 2022 the Company has not been a party to, nor have we proposed, any transaction or series of similar transactions in which the amount exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than employment agreements and other compensation arrangements that are described in “Executive Compensation” below. The Company’s directors and executive officers are subject to annual related-party certifications and the Code of Ethics requires that an employee or director avoid placing themself in a position in which their personal interests could interfere in any way with the interests of the Company. While the Company has various controls in place to identify potential related-party transactions, we do not have a formal policy regarding the Board’s review and approval of related-party transactions.
We have not made payments to directors other than as described in “Board of Directors and Corporate Governance—Director Compensation” above. We have not made any loans to any director or officer nor have we purchased any shares of our common stock from any director or officer, other than the repurchase of shares from officers at fair market value to cover taxes relating to the vesting of shares of restricted stock.
Principal Stockholders
The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of July 1, 2022, by each director, each of our named executive officers, and by all of our directors and executive officers as a group. Information in the table is derived from SEC filings made by such persons under Section 16(a) of the Exchange Act and other information received by the Company.
Directors and Officers
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Michael J. Hartnett	403,656	1.4%
Michael H. Ambrose	7,000	*
Daniel A. Bergeron	238,015	*
Richard R. Crowell	32,670	*
Dolores J. Ennico	4,900	*
Dr. Amir Faghri	1,500	*
Dr. Steven H. Kaplan	9,700	*
Edward D. Stewart	30,083	*
Patrick S. Bannon	40,515	*
Richard J. Edwards	24,777	*
Robert M. Sullivan	17,840	*
All directors and executive officers as a group (12 persons)	813,972	2.8%
(1)
Each person in this table has sole voting and dispositive power with respect to their shares. None of these shares are held in margin accounts or pledged or otherwise available to a lender as security.

(2)
Includes the following unissued shares that are subject to stock options that are exercisable within 60 days of July 1, 2022: Dr. Hartnett – 109,379; Mr. Ambrose – 1,000; Mr. Bergeron – 134,297; Mr. Crowell – 2,600; Ms. Ennico – 400; Dr. Faghri – 0; Dr. Kaplan – 1,800; Mr. Stewart – 5,000; Mr. Bannon − 28,000; Mr. Edwards – 13,000; Mr. Sullivan – 10,600; all directors and executive officers as a group – 306,676.

(3)	Based on 28,919,085 shares of common stock outstanding as of July 1, 2022 plus the unissued option shares of each person referred to in footnote (2).
*Less than 1.0%.
[16]	2022 Proxy Statement

Outside Investors
The following table sets forth each stockholder that, as of July 1, 2022, was known by us to be the beneficial owner of more than 5% of our common stock. Information in the table is derived from SEC filings made by such persons in February 2022 pursuant to Section 13 of the Exchange Act.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,621,463(2)	9.1%
Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars, Los Angeles, CA 90067	2,449,228(3)	8.5%
BlackRock Inc. 55 East 52nd Street, New York, NY 10055	2,282,938(4)	7.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	1,690,809(5)	5.8%
Durable Capital Partners LP 5425 Wisconsin Avenue, Chevy Chase, MD 20815	1,595,991(6)	5.5%
Neuberger Berman Group LLC 1290 Avenue of the Americas, New York, NY 10104	1,473,826(7)	5.1%
(1)	Based on 28,919,085 shares of common stock outstanding as of July 1, 2022.
(2)
A Form 13G/A filed February 10, 2022 indicates that it has (i) sole voting power over zero shares, (ii) shared voting power over 27,257 shares, (iii) sole dispositive power over 2,570,946 shares, and (iv) shared dispositive power over 50,517 shares.

(3)
A Form 13G/A filed February 14, 2022 indicates that it has (i) sole voting power over 1,630,082 shares, (ii) shared voting and dispositive power over 600,975 shares, and (iii) sole dispositive power over 1,848,253 shares.

(4)
A Form 13G filed February 8, 2022 indicates that it has (i) sole voting power over 2,237,322 shares, (ii) sole dispositive power over 2,282,938 shares, and (iii) shared voting and dispositive power over zero shares.

(5)
A Form 13G filed February 14, 2022 indicates that it has (i) sole voting power over 335,443 shares, (ii) shared voting and dispositive power over zero shares, and (iii) sole dispositive power over 1,690,809 shares.

(6)	A Form 13G filed February 24, 2022 indicates that it has (i) sole voting and dispositive power over 1,595,991 shares, and (ii) shared voting and dispositive power over zero shares.
(7)
A Form 13G/A filed February 14, 2022 indicates that it has (i) sole voting and dispositive power over zero shares, (ii) shared voting power over 1,458,764 shares, and (iii) shared dispositive power over 1,473,826 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of the Company’s common stock with the SEC. Based on a review of ownership reports filed during fiscal 2022, the Company believes that all Section 16(a) filing requirements were met during the year on a timely basis except that Form 4s for executive officers Patrick Bannon and John Feeney to report the withholding of 459 shares and 19 shares, respectively, to pay taxes relating to the vesting of restricted stock were due on December 6, 2021 but were inadvertently filed seven business days late.
2022 Proxy Statement	[17]

Directors and Executive Officers
Dr. Michael J. Hartnett
Dr. Hartnett has been the Company’s President and Chief Executive Officer since 1992 and Chairman of the Board since 1993. Prior to that, Dr. Hartnett served as President and General Manager of our Industrial Tectonics Bearings Corporation, or ITB, subsidiary from 1990, following 18 years at The Torrington Company, one of the three largest bearings manufacturers in the U.S. While at The Torrington Company, Dr. Hartnett held the position of Vice President and General Manager of the Aerospace Business Unit and was, prior to that, Vice President of the Research and Development Division. Dr. Hartnett holds an undergraduate degree from the University of New Haven, a Master’s degree from Worcester Polytechnic Institute and a Doctoral degree in Applied Mechanics from the University of Connecticut. Dr. Hartnett has developed numerous patents, authored more than two dozen technical papers and is well known for his contributions to the field of tribology, the study of friction. Dr. Hartnett served as a director of ATC Technology Corporation, a publicly-owned third-party logistics and automotive aftermarket service provider, until 2010, and served as a director of Process Fab Inc., a private company in the business of precision manufacturing and related services, until 2014. Dr. Hartnett provides the Board with significant leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective.

Chairman, President and CEO Joined RBC in 1992 Age: 76
Daniel A. Bergeron
Mr. Bergeron has been with the Company since 2003 when he joined us as Vice President, Finance and later that same year was appointed Chief Financial Officer. In 2017, he was additionally appointed Chief Operating Officer and in October 2020 he relinquished the position of Chief Financial Officer. From 2002 until 2003, he served as Vice President and Chief Financial Officer of Allied Healthcare International, Inc., a publicly-held provider of healthcare staffing services. Mr. Bergeron served as Vice President and Chief Financial Officer at Paragon Networks International, Inc., a telecommunications company, from 2000 to 2002. From 1998 to 2000, he served as Vice President and Chief Financial Officer of Tridex Corporation, a publicly-held software company. From 1987 to 1998, Mr. Bergeron held various financial reporting positions with Dorr-Oliver Inc., an international engineering and manufacturing company, including Vice President and Chief Financial Officer. Mr. Bergeron holds a Bachelor of Science degree in Finance from Northeastern University and a Master of Business Administration degree from the University of New Haven. Mr. Bergeron provides the Board with significant financial leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective.

Vice President and COO Joined RBC in 2003 Age: 62
[18]	2022 Proxy Statement

Michael H. Ambrose
Mr. Ambrose has been a director since 2019. He currently serves as the Vice President of Enterprise Business Transformation at Sikorsky Aircraft, a Lockheed Martin Company. From 2010 through 2021 he served in increasing Vice President roles within Engineering at Sikorsky Aircraft, serving as the Vice President of Engineering and Technology from 2017 to 2021. He has also held executive positions leading the International Government Programs and separately, Precision Machining Manufacturing Operations at Sikorsky. Mr. Ambrose joined Sikorsky in 1984, working in all areas of complex aerospace design and manufacturing operations, in addition to leading organizations of over 3500 employees. He is currently responsible for leading the Business Transformation initiatives at Sikorsky, partnering across Lockheed to implement next generation digital integration tools and processes such as model-based design, model-based system engineering, additive manufacturing, supply chain digital integration, and digital twins, among many other initiatives. In his career at Sikorsky, Mr. Ambrose has served as the co-chair of the Sikorsky senior safety board, responsible for airworthiness, and has been recognized as an executive champion for diversity and inclusion. He serves on the Board of Governors of the University of New Haven . Mr. Ambrose holds a Bachelor of Science degree in Mechanical Engineering from the University of New Haven and a Master of Science degree in Engineering Management from the Massachusetts Institute of Technology. Mr. Ambrose’s many years of experience in aerospace engineering and manufacturing operations, along with leading large organizations are of tremendous value to the Board.

Director Joined RBC in 2019 Age: 60
Richard R. Crowell
Mr. Crowell has been a director since 2002. Mr. Crowell is a Managing Partner of Vance Street Capital LLC, a private equity investment firm he founded in 2007. Previously he was the President of Aurora Capital Group, a private equity investment firm he co-founded in 1991. Prior to establishing Aurora, Mr. Crowell was a Partner and President of Acadia Partners, a New York-based investment fund. From 1983 to 1987, he was a Managing Director, Corporate Finance for Drexel Burnham Lambert. He serves on the Board of Visitors of the University of California at Los Angeles Anderson School of Management. Mr. Crowell is a director of Micronics, Inc., IAC Industries, EAS Industries and Jet Parts Aviation, all of which are private companies in the businesses of filtration products, aerospace parts, precision manufacturing, engineered solutions, and related services. Mr. Crowell earned a Bachelor of Arts degree from the University of California at Santa Cruz and a Master of Business Administration degree from UCLA’s Anderson School. His extensive financial experience qualifies him as an “audit committee financial expert.” Mr. Crowell brings broad business, financial and executive leadership experience to the Board developed through his leadership roles at Vance Street Capital LLC, Aurora Capital Group LLC, Acadia Partners and Drexel Burnham Lambert. He has extensive experience with a number of precision manufacturing and aerospace companies. In addition, Mr. Crowell’s experience in private investment enables him to bring a valuable investor’s view to the Board and his relationships across the financial community strengthen the Company’s access to capital markets. His board memberships provide deep understanding of trends in the precision manufacturing and aerospace sectors, both of which present ongoing challenges and opportunities for the Company.

Director Joined RBC in 2002 Age: 67
Dolores J. Ennico
Ms. Ennico has been a director since 2020. She was Chief Human Resources Officer of Olin Corporation from 2009 to 2018 and prior to that served Olin in a variety of capacities from 1974 including Vice President, Administration from 2004 to 2009, Director, Corporate Employee Relations from 2000 to 2004, and Director of Retail Marketing, Pool Chemicals from 1997 to 2000. Ms. Ennico is a member of the Board of Governors of the University of New Haven and a member of its Compensation Committee, is a member of the Advisory Council of Sacred Heart Academy in Hamden, Connecticut, and is a member of the Executive Committee of the Board of the Girl Scouts of Connecticut. She earned a Bachelor of Science degree in Microbiology and a Master of Science degree in Biochemistry from Southern Connecticut State University, and a Master of Business Administration degree from the University of New Haven. Ms. Ennico’s vast experience in human capital management, including executive compensation, and her C-suite experience with a Fortune 500 company are valuable resources for the Board.

Director Joined RBC in 2020 Age: 69
2022 Proxy Statement	[19]

Dr. Amir Faghri
Dr. Faghri was a director from 2004 to 2020 and then was reappointed a director in May 2022. He is currently Distinguished Professor Emeritus and Distinguished Dean Emeritus of Engineering at the University of Connecticut. He is also currently Distinguished Adjunct Professor at the University of California, Los Angeles. He was the Dean of the School of Engineering at the University of Connecticut from 1998 to 2006, and the Head of the Mechanical Engineering Department from 1994 to 1998. Dr. Faghri has authored five books and edited three volumes and authored more than 350 archival technical publications (including 230 journal papers), and holds nine U.S. patents. He has served as a consultant to several major research centers and corporations, including Los Alamos and Oak Ridge national laboratories, Exxon Mobil Corporation, and Intel Corporation. His technical productivity is further complemented by his service on the editorial boards of eight scientific journals. Dr. Faghri received a Bachelor of Science degree from Oregon State University and his Master of Science and Doctoral degrees from the University of California at Berkeley. His association with U.S. companies and global academia provides the Company with valuable state of the art engineering resources and workforce development.

Director Joined RBC in 2004 and again in 2022 Age: 71
Dr. Steven H. Kaplan
Dr. Kaplan has been a director since 2018. He has been the president of the University of New Haven since 2004 and has led the University through a period of remarkable growth and development. In 2015, in recognition of his contributions to transforming the University, Dr. Kaplan was presented the Chief Executive Leadership Award by the Council for Advancement and Support of Education (CASE) District I. He also was named “Businessman of the Year” by Business New Haven magazine in 2008. Dr. Kaplan was awarded the 2011 William M. Burke Presidential Award for Experiential Education by the National Society for Experiential Education. Previously, Dr. Kaplan was chancellor and professor of English at the University of Virginia’s College at Wise. Dr. Kaplan began his teaching career in 1982 as an Instructor of English at the University of Maryland, European Division. From 1985 to 1989, he served as Visiting Lecturer in American Studies at Eberhard-Karls Universität, Tübingen, Germany, one of the oldest and most highly regarded universities in Europe. After completing his doctoral studies at Eberhard-Karls Universität, he returned to the U.S. to teach English at the University of Southern Colorado. Dr. Kaplan also served as Dean of Arts and Humanities at the State University of New York at Buffalo and as Dean of the College of Liberal Arts and Sciences at Butler University. In addition to earning his Ph.D. in Comparative Literature at Eberhard-Karls Universität, Dr. Kaplan holds a Master of Arts degree (with a concentration in philosophy, German and English) from Eberhard-Karls Universität and a Bachelor of Arts degree from the University of California at Los Angeles. This knowledge and chief executive experience allows Dr. Kaplan to provide the Company with a wealth of valuable international executive experience and a perspective that provides the Board a critical resource for management. His association with U.S. companies and global academia provides the Company with a valuable state of the art executive management resource.

Director Joined RBC in 2018 Age: 69
Edward D. Stewart
Mr. Stewart has been a director since 2013. Mr. Stewart is the former Chairman of the Board of ATC Technology Corporation, a then-publicly-held third-party logistics services provider, and has served on other company boards and audit committees. Mr. Stewart has many years of financial and operational experience with General Electric Company including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses. Mr. Stewart formerly served as a member of the Board of Directors of Nordstrom fsb, a formerly wholly-owned subsidiary of Nordstrom, Inc., and a member of its Audit and Investment Committees. Mr. Stewart earned a Bachelor of Arts degree in Economics from Tufts University. His extensive financial experience qualifies him as an “audit committee financial expert.” In addition, his service as a director of other publicly-traded and private companies is a valuable resource to the Board.

Director Joined RBC in 2013 Age: 79
[20]	2022 Proxy Statement

Patrick S. Bannon
Mr. Bannon has been with the Company since 1991. He was appointed Vice President and General Manager in 2017. He started his career as a manufacturing engineering manager with the Company’s ITB business in 1991 and then transferred to the Heim Bearings business as a manufacturing manager in 1995, and was promoted to plant manager of the Company’s ITB business in 1997. In 2002 he also assumed responsibility for the Company’s operations in Mexico. He was promoted to plant manager of the Company’s Aircraft Products operations in 2004 maintaining responsibility for Mexico and the Company’s engineered components business and was subsequently promoted to General Manager in 2008. In 2016 he also added General Manager responsibility for the Company’s AeroStructures and AeroComponents businesses. In 2017, he added management responsibilities for the Company’s Heim Bearings business. Mr. Bannon has a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

Vice President and General Manager Joined RBC in 1991 Age: 57
Richard J. Edwards
Mr. Edwards has been with the Company since 1990 when he joined us as Manufacturing Manager for the Hartsville, South Carolina facility. After holding the positions of Plant Manager for the Hartsville Plant, and Director of Operations for the RBC Divisions, he was named Vice President and General Manager for the RBC Divisions in 1996. Prior to joining us, Mr. Edwards spent six years with The Torrington Company as Materials Manager, and later Plant Superintendent in the Tyger River plant. He holds a Bachelor of Science degree in Management from Arizona State University.

Vice President and General Manager Joined RBC in 1990 Age: 66
John J. Feeney
Mr. Feeney joined RBC as Assistant General Counsel in 2014 and in October 2020 was appointed Vice President, General Counsel and Secretary. Prior to that he was Associate Counsel for Conair Corporation, a privately held consumer products company in Stamford Connecticut, from 2008 to 2014, and from 2005 to 2008 Mr. Feeney was Staff Counsel at Volt Information Sciences, Inc., a publicly-owned staffing company. From 2000 to 2005 he was with the New York City Law Department, where he focused on litigation. Mr. Feeney has a Bachelor of Arts degree in History from St. Joseph’s University, a Master of Arts degree from St. John’s University, and a Juris Doctor from SUNY Buffalo, School of Law.

Vice President, General Counsel and Secretary Joined RBC in 2014 Age: 53
Robert M. Sullivan
Mr. Sullivan joined the Company in 2016 as Assistant Corporate Controller, in 2017 was appointed Corporate Controller, and then in October 2020 was appointed Vice President and Chief Financial Officer. From 2013 to 2016 he worked at Sikorsky Aircraft Corporation in business development, program finance and financial planning and analysis. From 2007 until 2013 he was employed by Ernst & Young LLP as an Audit Manager. Mr. Sullivan holds a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and a Master of Business Administration degree from the University of Connecticut. He is a licensed certified public accountant.

Vice President and CFO Joined RBC in 2016 Age: 38
2022 Proxy Statement	[21]

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a description of our executive compensation philosophy and program, the compensation decisions the Compensation
Committee has made under this program, and the factors considered in making those decisions.
Compensation Philosophy and Program
The Company’s core focus is on the delivery of sustainable Company performance and long-term stockholder value. The Company’s compensation program is designed to support this focus by incentivizing and rewarding executives for achieving outstanding performance and generating value for the Company’s stockholders consistent with the pay-for-performance philosophy that we embrace.
Compensation programs are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance, plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for the Company’s stockholders. The Company provides incentives that promote both the short-
term and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance bonus, while equity awards are used to focus executives on both short-term and long-term goals. These incentives are based on operating plans that utilize EBITDA, which by its nature captures financial objectives of importance to the Company including revenue and earnings growth, cash flow generation, and creation of stockholder value. In addition, an ROIC metric is used for a portion of the CEO and COO’s equity compensation. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation.
Overview of Our Compensation Program
•	Compensation is delivered in the form of fixed base salary, an annual cash bonus based on short-term performance, and a mix of long-term equity incentives.
•	All of the CEO and COO’s variable compensation is performance-based.
•	Variable compensation for executive officers other than the CEO and COO take account of individual performance.
•
All executive officers’ long-term incentives are stock-based, providing a direct link to delivering sustainable long-term stockholder value. The size of awards for the CEO and COO are tied to a base salary multiple rather than to a number of shares.

•	Corporate performance assessment is primarily based on EBITDA.
•
Annual bonuses for each executive officer who is in charge of a business division are based on (i) divisional sales plus depreciation minus total factory costs for the fiscal year, (ii) divisional revenue growth relative to U.S. gross domestic product, and (iii) non-financial and qualitative performance goals, such as customer service levels, development of human resources, and overall Company and individual performance.

•	Modest perquisites.
Overview of Governance Practices and Policies
•	An annual stockholder say-on-pay vote.
•	A pay-for-performance philosophy.
•	Use of an appropriate peer group selected based on a range of factors.
•	Significant stock ownership guidelines for the executive officers.
•	A clawback policy that applies to all incentive compensation for the executive officers.
•	Double-trigger provisions in the event of a change in control.
•	Prohibition on share recycling under the long-term incentive plans.
•	Periodic retention of an independent external compensation consultant to assist the Compensation Committee.
•	No repricing or backdating of options.
•	No employment agreements, other than for the CEO and COO.
•	No tax “gross-ups.”
[22]	2022 Proxy Statement

Pay-for-Performance Philosophy
The Company enthusiastically embraces the pay-for-performance philosophy. Over the last several years, the Company has achieved outstanding performance across numerous metrics and we believe this outstanding performance underscores the effectiveness of our compensation program. The program we have designed is incentivizing our executive team to drive the results that create value for our stockholders, and motivating our executive team to sustain that value creation in future fiscal years by rewarding the value created in the current fiscal year. We believe our compensation program exemplifies a properly functioning pay-for-performance approach to compensation. We have constructed a compensation program that incentivizes our executive team to outperform our peers, and they have delivered on that objective, thereby generating significant value for our stockholders.
Performance Metrics and the Use of EBITDA
EBITDA (i.e., our consolidated operating income plus depreciation, amortization and equity-based incentive compensation, as adjusted for various unusual or non-recurring items) is the core measure used to assess Company operating performance under the variable pay program applicable to our executive officers. The Company and Compensation Committee believe that EBITDA is the most appropriate measure of operating performance for a number of reasons, and that, of the various performance metrics we could use under our variable pay program, EBITDA most closely aligns with our stockholders’ interests. The Compensation Committee uses EBITDA performance to determine the variable compensation of the CEO and COO. Their annual performance bonuses are based solely on EBITDA performance; achievement of the EBITDA plan goal results in annual bonuses equal to 150% and 90% of base salary, respectively, while no bonuses are earned for achieving less than 80% of the plan goal. EBITDA is also one of the two metrics used to determine the size of the CEO and COO’s awards under the long-term incentive program, requiring minimum performance of 75% of the plan goal to earn stock awards. We continue to believe quite strongly that EBITDA is the most appropriate metric and that its use as the primary performance metric is a significant driver for our outstanding results and stock performance.
•
Our motivation in selecting performance metrics is to choose the metric that most accurately captures our performance as a company and the value that we are generating for our stockholders. We strongly believe that EBITDA is that metric.

•
EBITDA is the foundation on which all of our business units run. Over the years we have developed a strong focus and discipline around cash management and capital allocation from the top of the organization to the bottom. We continue to apply this focus in operating the Company today.

•
EBITDA allows management, investors and others to evaluate and compare the Company’s core operating results, including return on capital and operating efficiencies, from period to period by removing the impact of the Company’s capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, changes in accounting reserves, other non-operating items, and share-based compensation.

•	EBITDA is the measure that guides the Company, through managing cash flow, operating cost and efficiency, and capital allocation, during periods of economic downturn and inhibits the manipulation of operating performance through excessive leverage or capital expenditures, the impact of which are more problematic during periods of economic downturn.
•	EBITDA is a key driver for debt covenants.
•	We use EBITDA for business planning purposes, to run the business, for capital allocation decisions, and to evaluate and price potential acquisitions.
•
In addition to its use by management, we also believe EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and other companies in our industry.

•	We view EBITDA as the most reliable bellwether of how well we are converting the Company’s revenue into value for our stockholders.
We have relied on EBITDA as our primary performance metric since our IPO in 2005, when our stock entered the market at $14.50 per share. On July 15, 2022, our stock closed at $211.59 per share.
We have considered alternatives to the use of EBITDA, such as TSR (i.e., total stockholder return). We recognize that many companies use TSR as a performance metric under their compensation programs, and that its use is familiar to, and might be welcomed by, some stockholders. However, some of the feedback we have received from our stockholders during previous investor outreach programs recommended against using TSR, and upon considering how TSR would apply to RBC, we identified a number of challenges, particularly relating to the selection of an appropriate peer group with respect to TSR. Incorporating TSR as a performance metric would also be a major change to our organization and could disrupt how we run the business and achieve the results we have over the last several years. Nevertheless, our TSR has been quite strong at 52% for the last three years and 1,262% for the period since our IPO. See “Operating Performance Highlights and Stock Performance” below.
In addition to EBITDA, since 2018 we have used ROIC (i.e., return on invested capital) as a metric for determining a portion of the size of the CEO and COO’s awards under the equity incentive program. ROIC is defined as adjusted operating income (AOI) divided by equity plus debt less cash. AOI is defined as operating income adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, various unusual or non-recurring items, plant closing costs, and the cumulative effect of tax or accounting changes, as determined in accordance with U.S. GAAP, as applicable. In past years AOI was tax effected but for fiscal 2023 and thereafter AOI will not be tax effected.
2022 Proxy Statement	[23]

The use of ROIC as a performance metric came out of investor feedback that we received in 2017 as well as our belief that ROIC captures not just profitability but whether the magnitude of profitability is appropriate for the investments made. ROIC can also be compared across companies and industries and provides a closer link to key drivers of value creation. We also believe that ROIC works in close synergy with our primary EBITDA metric.
Compensation Governance Policies
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of the Company, or had any relationship with the Company requiring disclosure as a related-party transaction. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2022.
Executive Compensation Clawback Policy. The Company maintains an Executive Compensation Clawback Policy to deter fraud and intentional illegal conduct by our executive officers. The policy provides that if it is found that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need to restate our financial statements, and the amount of any performance-based compensation actually paid or awarded to such executive officer would have been less had it been calculated based on such restated financial statements, then, subject to certain exceptions set forth in the Policy, the Compensation Committee can seek to recover the after-tax portion of the difference between the amount actually paid and the amount that should have been paid. The full Executive Compensation Clawback Policy is filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 25, 2013.
Stock Ownership Guidelines. We have stock ownership requirements for each of our executive officers and non-employee directors. These stock ownership requirements are designed to encourage stock ownership by our executive officers and non-employee directors, thereby aligning their interests with those of our other stockholders. Each executive officer and non-employee director must achieve and maintain ownership of shares of our common stock at least equal to the following:
Position	Value of Stock
CEO	6x base salary
All other executive officers	3x base salary
Non-employee directors	3x annual retainer fee
Our stock-ownership program requires the accumulation of stock over a five-year period following the date the person becomes subject to stock-ownership requirements. Executive officers who experience a change in base salary have three years from the date of such change to achieve the new level of ownership. Ownership credit is given for restricted stock but not for stock options. The Compensation Committee reviews compliance with these guidelines on an annual basis. The full text of the Company’s Stock Ownership Guidelines is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 17, 2013.
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to its named executive officers. In the past, the Company was able to rely on an exemption from this deductibility limitation with respect to compensation that qualified as ``performance based.” However, that exemption is no longer available to the Company. The deductibility of compensation is one of many factors that the Compensation Committee takes into consideration when designing the Company’s executive compensation program, but the Committee does not have a policy to limit executive compensation to that deductible under Section 162(m).
Compensation Process and Components
Compensation Committee
• Oversees the manner in which the Board discharges its responsibilities relating to the Company’s executive compensation program.
• In consultation with the Board, the CEO and senior management, develops and approves the executive compensation philosophy.
• Reviews and approves corporate goals and objectives related to the CEO and COO’s compensation and evaluates their performance.
• Determines the CEO and COO’s compensation and reviews and approves the CEO’s recommendations regarding the compensation of the other executive officers.
• Sole authority to retain executive compensation consultants engaged to provide advice to the Compensation Committee in connection with its responsibilities and to retain other professional advisors when necessary or appropriate.

Dolores J. Ennico (Chair) Dr. Amir Faghri Dr. Steven J. Kaplan Each member satisfies Nasdaq’s independence requirements.
[24]	2022 Proxy Statement

Outside Compensation Advisor
Assists the Compensation Committee when the Committee deems it necessary. For fiscal 2022 assisted in the modification of the Company’s peer group, provided new peer group compensation data, and assisted with the design of the new equity incentive program for the CEO and COO.

As selected and retained by the Compensation Committee from time to time. Most recently F.W. Cook.
Senior Management
• The CEO, who is in the best position to initially assess performance, makes recommendations to the Compensation Committee regarding compensation decisions regarding the executive officers other than the CEO and COO.
• Senior management provides input and feedback to the Compensation Committee regarding the Compensation Committee’s compensation process and the compensation program design.
• Senior management may be invited to attend Compensation Committee or Board meetings from time to time, or to contribute materials for such meetings.

CEO, COO, CFO, General Counsel
Base Salary
Base salaries for the executive officers are reviewed annually by the Compensation Committee taking into account a number of factors including:
•	The terms of the officer’s employment agreement in the case of the CEO and COO;
•	Peer group data;
•	The CEO’s salary recommendations in the case of officers other than the CEO;
•	Performance in role;
•	Competitive positioning against market;
•	Value to the Company and future potential;
•	Scope of responsibility; and
•	Prior experience.
Dr. Hartnett’s base salary as CEO had been set at $775,000 since fiscal 2018, but in June 2022 the Compensation Committee, after taking into consideration the foregoing factors and the reduction in the CEO’s overall compensation as a result of the changes being made to the CEO’s equity incentive program discussed below, decided to retroactively increase his salary for fiscal 2022 to $900,000. In establishing this amount, the Compensation Committee particularly took into consideration that it is below the 50th percentile of the base salaries of CEOs of the companies in our new peer group. See “Executive Compensation—Compensation Program Components and Pay Outcomes for Fiscal 2022—Base Salaries” below for additional information about the base salaries of the executive officers.
Annual Performance Bonuses
Cash performance bonuses are paid to the executive officers each year depending on Company performance and, in the case of executive officers other than the CEO and COO, individual performance. The bonuses for the CEO and COO are prescribed in their employment agreements, which were first put in place several years ago. The CEO or COO’s bonus for a particular year equals their base salary multiple that corresponds to the Company’s performance level against its EBITDA plan goal for the year. The Compensation
Committee believes that these bonuses incentivize the CEO and COO to deliver the best possible short-term performance while still maintaining a focus on long-term performance though the other elements of their compensation program. For details regarding how the performance bonuses payable to the executive officers are determined each year, see “Executive Compensation—
Compensation Program Components and Pay Outcomes for Fiscal 2022—Annual Performance Bonuses” below.
Long-Term Equity Incentive Awards
Executive officers typically receive an annual award of restricted stock and/or stock options based on criteria that are described under “Executive Compensation—Compensation Program Components and Pay Outcomes for Fiscal 2022—Long-Term Equity Incentive Awards” below. Historically, the CEO and COO received restricted stock and stock options based on formulas tied to the Company’s performance against its EBITDA and ROIC plans for the prior year. However, the Compensation Committee has decided that the equity awards to the CEO and COO will provide better incentive to deliver long-term performance if a portion of the awards are instead tied to three-year performance cycles. Also, the Committee has decided that, in order to have greater predictability of the amount of compensation delivered to the CEO and COO through equity awards, the size of the awards should be tied to a base salary multiple rather than to a number of shares as had been the Company’s practice in the past. The Committee believes that these changes to the CEO and COO’s equity incentive award program more closely align the program with the programs maintained by other companies in our peer group. See “Stockholder Engagement and 2021 Say-on-Pay Results” below for more information about the changes to the CEO and COO’s equity incentive award program.
2022 Proxy Statement	[25]

Maintaining a Compensation Peer Group
The Compensation Committee compares the Company’s senior management compensation levels with those of companies in a group of peer companies selected by the Compensation Committee based on a number of criteria including industry focus, and company scope measured through revenue, market capitalization, headcount and financial growth. The Compensation Committee believes that this customized approach is preferable to an algorithmic GICS code approach to selecting a peer group, which lacks the precision and ability to take into account unique circumstances that we believe are crucial to devising a fairly representative peer group, particularly since we are smaller than many of our competitors in the marketplace.
During 2022, the Compensation Committee conducted a comprehensive review of our compensation peer group with the assistance of F.W. Cook, the Compensation Committee’s independent advisor. The review was undertaken because of the significant increase in the Company’s size and scope of business due to our November 2021 acquisition of Dodge Industrial, as well as to avoid the inclusion in our peer group of “aspirational” peers. As a result of the review, our peer group was revised by removing ten companies, adding 11 companies, and retaining eight companies as follows:
New Peer Group
Added	Retained	Removed
Altra Industrial Motion BWX Technologies Donaldson Company Evoqua Water Technologies ITT Kratos Defense & Security Mercury Systems Regal Rexnord Timken Watts Water Technologies Woodward	Barnes Group Crane Curtiss-Wright Franklin Electic Graco HEICO Hexcel Moog	AAR Astronics CIRCOR International Cognex Esterline Technologies FARO Technologies FLIR Systems Kulicke and Soffa Industries MTS Systems Teledyne Technologies
Old Peer Group
Our peer group now includes companies in the industrial machinery, aerospace & defense, and electrical components and equipment industries.
[26]	2022 Proxy Statement

Stockholder Engagement and 2021 Say-on-Pay Results
The Company is committed to maintaining a dialogue with our stockholders to understand any concerns they may have with our compensation program or otherwise. Toward that end, from time to time the Company has reached out to a number of stockholders to discuss our compensation program, explain the basis for our compensation decisions, and invite stockholder feedback regarding specific concerns with our compensation program. The Compensation Committee has then used this feedback when evaluating our compensation program design.
In July 2021 we extended invitations to 17 of our largest stockholders, which collectively represented more than 70% of our outstanding stock and accounted for most of the votes cast against the say-on-pay proposal at our 2020 annual meeting. Seven of these stockholders accepted our invitation and engaged with a member of our Compensation Committee and members of our senior management. The feedback we received from the seven stockholders included the following:
•
Most of the participants were supportive of the general design of the incentive program then in effect for our CEO and COO utilizing EBITDA and ROIC as the primary metrics to determine their performance-based incentive compensation;

•	Most of them expressed no major concern or reservation about the Company’s self-selected peer group at the time;
•
Several indicated a preference for a greater distinction between the performance metric weightings applied to the short- and long-term incentive programs, and suggested that perhaps a third Company-specific financial metric could be considered for addition to the mix in order to enhance the distinction;

•	Two participants expressed reservations about the fixed-share approach to making annual equity awards to the CEO and COO;
•	Most of them acknowledged that the addition in 2018 of the ROIC metric for the determination of a portion of the CEO and COO’s equity-based incentive compensation has proven to be a good decision and;
•	All of them acknowledged and expressed appreciation for the Company’s exceptional long-term financial performance and stock-price performance.
In September 2021 at our annual meeting the say-on-pay proposal received only 25% approval and the two members of our Compensation Committee who were standing for reelection received less than a majority vote.
Since the 2021 annual meeting we have continued to engage with our investors to discuss various topics of interest to them, including the executive compensation program.
In response to the 2021 annual meeting results and investor feedback, the two Compensation Committee members who received less than a majority vote were replaced on the Committee, after which the Committee, with the assistance of
F.W. Cook, revised our peer group as discussed above and replaced the equity incentive program that had been used in previous years for the CEO and COO with a new program consisting of one-year performance-based restricted stock awards and three-year performance-based stock awards that deliver a specific amount of compensation based on the Company’s performance in the relevant period. Specifically:
•
While the old program awarded a specific amount of equity, the new program awards a specific amount of compensation. This is accomplished by changing awards from the number of shares or stock options specified for the level of plan performance achieved, to awards of shares having an award-date value equal to the base salary multiple specified for the level of plan performance achieved.

•
While the old program awards were based on one-year performance, the new program provides for two kinds of awards, one based on one-year performance and the other based on three-year performance. Grants were made under the new program to Dr. Hartnett and Mr. Bergeron based on fiscal 2022 performance, but they will not receive awards under the three-year portion of the new program until after the completion of fiscal 2025.

This new program enables the Compensation Committee to predictably tie a particular amount of equity-based compensation to a particular Company performance level and avoid the possibility that our strong stock price could cause equity awards to be worth significantly more than the amount of compensation that the Compensation Committee intended. In addition, the new program marks the first time that a portion of CEO/COO compensation will be tied to a three-year performance cycle.
It is important to recognize that since the change of the CEO and COO’s equity incentive program was made after the end of fiscal 2022, Dr. Hartnett and Mr. Bergeron had already earned awards under the old program for fiscal 2022 that would have been worth $16,838,389 and $7,372,114, respectively, but they agreed to forego those awards and instead receive awards under the one-year portion of the new program. As a result, Dr. Hartnett and Mr. Bergeron gave up $10,853,389 and $5,027,922, respectively, of compensation relating to fiscal 2022. Also note that they will not receive any compensation under the three-year portion of the new program with respect to the three-year periods ending with fiscal 2022, 2023 or 2024.
For a detailed explanation of the new CEO/COO equity compensation program, see “Executive Compensation—Compensation Program Components and Pay Outcomes for Fiscal 2022—Long-Term Equity Incentive Awards” below.
In July 2022 we engaged with certain prominent proxy advisory firms to discuss the new CEO/COO equity compensation program, and we plan to conduct additional outreach in August 2022 to discuss the new program with our investors.
2022 Proxy Statement	[27]

Operating Performance
The Company’s operating results for fiscal 2022 demonstrate excellent execution on the Company’s business plan, including the successful completion of the Dodge acquisition in November 2021, and strong operating performance in the face of the on-going global COVID-19 pandemic, producing record net sales, gross margin and EBITDA. Fiscal 2022 EBITDA (which included five months of Dodge Industrial) was 143% of the Company’s plan for the year.
Furthermore, the Company has generated consistent growth over the last 20-plus years with revenue growing from approximately $82 million for fiscal 1996 to approximately $943 million in fiscal 2022:

The above information indicates historical results only and is not necessarily indicative of future results.

Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of RBC Bearings Incorporated
Dolores J. Ennico (Chair)
Dr. Amir Faghri
Dr. Steven H. Kaplan
[28]	2022 Proxy Statement

Executive Compensation

Compensation Program Components and Pay Outcomes for Fiscal 2022
Our named executive officers (NEOs) for fiscal 2022 were:
Name	Position
Dr. Michael J. Hartnett	Chairman, President and Chief Executive Officer(1)
Daniel A. Bergeron	Director, Vice President and Chief Operating Officer(2)
Patrick S. Bannon	Vice President and General Manager(2)
Richard J. Edwards	Vice President and General Manager(2)
Robert M. Sullivan	Vice President and Chief Financial Officer(3)
(1)	Our principal executive officer.
(2)	One of our three most highly compensated executive officers for fiscal 2022 other than our principal executive and financial officers.
(3)	Our principal financial officer.
The NEOs’ primary compensation elements are base salary, annual cash performance bonuses, and long-term equity incentive awards in the form of restricted stock and/or stock options. In addition, the NEOs participate in our various employee benefit plans and receive certain perquisites. Details of the NEOs’ compensation and outcomes for fiscal 2022 are described below.
Base Salaries
Base salaries for the NEOs at the end of fiscal 2020 continued for fiscal 2021 and were reduced by approximately 20% in May of fiscal 2021 in response to the COVID-19 pandemic. At the start of fiscal 2022 the base salaries returned to their fiscal 2020 levels and then in June of fiscal 2022 the Compensation Committee increased the following NEOs’ base salaries as follows:
	Fiscal 2020 Base Salary	Fiscal 2022 Base Salary
Daniel A. Bergeron	$ 551,250	$ 578,813
Patrick S. Bannon	270,000	278,100
Richard J. Edwards	335,000	345,050
Robert M. Sullivan	200,000	206,000
Dr. Hartnett’s base salary of $775,000 had been in effect since fiscal 2018 (subject to the 20% reduction described above), but in June of fiscal 2023 the Compensation Committee retroactively increased his base salary for fiscal 2022 to $900,000.
In June of fiscal 2023 the Compensation Committee retroactively increased the NEOs’ base salaries for fiscal 2023 as follows:
	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary
Dr. Michael J. Hartnett	$ 900,000	$ 950,000
Daniel A. Bergeron	578,813	610,000
Patrick S. Bannon	278,100	286,443
Richard J. Edwards	345,050	362,250
Robert M. Sullivan	206,000	230,000
2022 Proxy Statement	[29]

Annual Performance Bonuses
Under the Company’s annual incentive compensation plan, the Company pays performance-based annual cash bonuses based on performance for the fiscal year then completed.
CEO and COO
In accordance with their employment agreements, the CEO and COO are entitled to a performance bonus each year based on the Company’s performance against its EBITDA plan for the then-completed fiscal year. The bonus equals the percentage of the CEO’s or COO’s fiscal year-end base salary corresponding to the level of EBITDA performance for the year as follows:
CEO and COO Annual Bonus
Percentage of EBITDA to Plan	CEO Bonus	COO Bonus
Less than 80.0%	No bonus	No bonus
80.0% to 89.9%	75% of Base Salary	45% of Base Salary
90.0% to 99.9%	100% of Base Salary	60% of Base Salary
100.0% to 109.9%	150% of Base Salary	90% of Base Salary
110.0% to 119.9%	200% of Base Salary	120% of Base Salary
120.0% or higher	250% of Base Salary	150% of Base Salary
Executive Officers in Charge of Business Units
For executive officers who are in charge of business units (i.e., Messrs. Bannon and Edwards), a range of performance measures beyond EBITDA are taken into account when determining their annual performance bonuses in order to reflect the areas for which they are directly accountable.
These annual performance bonuses are based on the following three-part performance plan:
1.
Divisional sales plus depreciation minus total factory costs for the fiscal year. This component is targeted at 50% of the total annual performance incentive (or 30% of the executive’s fiscal year-end base salary), subject to adjustment based on level of achievement as noted below

Percentage of Achievement of Target Goal	Amount of Bonus as Percentage of Target
Less than 80.1%	No bonus
80.1% to 99.9%	Pro rata portion of 100%
100.0%	100%
100.1% to 119.9%	Pro rata portion of 200%
120.0% or higher	200%
2.
Divisional revenue growth relative to U.S. gross domestic product. This component is equal to 25% of the total target annual performance incentive (or 15% of the executive’s fiscal year-end base salary). This component is earned upon achievement of divisional revenue growth that exceeds two times the U.S. gross domestic product.

3.
Non-financial and qualitative performance goals. This component is equal to 25% of the total target annual performance incentive (or 15% of the executive’s fiscal year-end base salary). The CEO reviews non-financial performance in areas critical to the long-term success of the business.

In addition to annual performance bonuses, the Compensation Committee may approve additional discretionary bonuses to these executive officers in the case of exceptional performance, which is determined by the Committee with the CEO’s input.
Other Executive Officers
The annual performance bonus for Mr. Sullivan, and any other executive officer who is not in charge of a business unit, is equal to a percentage of their fiscal year-end base salary depending on the Company’s overall performance and the executive officer’s individual performance as determined by the Compensation Committee with the CEO’s input.
[30]	2022 Proxy Statement

Fiscal 2022 Performance Bonus Payouts
The EBITDA goal for fiscal 2022 performance bonuses was set at $186,286,000 in accordance with the Company’s operating plan for the year. EBITDA achieved in fiscal 2022 was $266,468,000, which equated to 143.0% of the plan goal. Based on this performance, the Compensation Committee approved the following annual incentive plan payments and discretionary bonuses for fiscal 2022:
	Performance Bonus	Discretionary Bonus	Total Bonus	Bonus as a Percentage of Base Salary
Dr. Michael J. Hartnett	$ 2,250,000	NA	$ 2,250,000	250.0%
Daniel A. Bergeron	868,220	NA	868,220	150.0%
Patrick S. Bannon	41,715(1)	58,285	100,000	36.0%
Richard J. Edwards	310,545(2)	-	310,545	90.0%
Robert M. Sullivan	NA	206,000	206,000	100.0%
(1)	Based on achievement of the following performance to target goal under his performance bonus plan: 71% of part 1; less than 100% of part 2; 100% of part 3.
(2)	Based on achievement of the following performance to target goal under his performance bonus plan: 125% of part 1; more than 100% of part 2; 100% of part 3.
Long-Term Equity Incentive Awards
The Company makes equity awards under its long-term incentive plans, which plans have been approved by the Company’s stockholders. These plans provide for grants of stock options, restricted stock and other types of equity awards for directors, executive officers and other key managers of the Company. See “Equity Incentive Plans” below.
Old Equity Incentive Program for CEO and COO
For fiscal years prior to fiscal 2022, the CEO and COO received a number of shares of restricted stock and a number of stock options based on the Company’s performance against its EBITDA plan for that fiscal year according to the following:
	Old CEO and COO EBITDA-Based Awards
Percentage of EBITDA to Plan	CEO Restricted Stock	CEO Stock Options	COO Restricted Stock	COO Stock Options
Less than 75.0%	-	-	-	-
75.0% to 84.9%	10,680	-	5,000	-
85.0% to 94.9%	16,020	26,000	7,500	7,500
95.0% to 104.9% (target)	21,360	52,000	10,000	15,000
105.0% to 114.9%	32,040	52,000	15,000	15,000
Over 114.9%	42,720	61,360	20,000	17,700
In addition, for fiscal years prior to fiscal 2022, the CEO and COO received a number of shares of restricted stock and a number of stock options based on the Company’s performance against its ROIC plan for that fiscal year. The CEO’s ROIC-based awards were targeted at 10,000 shares of restricted stock and 12,000 stock options, and the COO’s ROIC-based awards were targeted at 5,000 shares of restricted stock and 10,000 stock options with the actual number awarded determined as follows:
	Old CEO and COO ROIC-Based Awards
	ROIC as % of Plan(1)	Target Award Multiple(1)(2)
Threshold	-0.75%	0.5
Target	0.00%	1.0
Maximum	+0.75%	2.0
(1)	In between is straight line.
(2)
The number of shares or options to be awarded equal (i) the applicable target award multiple x (ii) the target number of shares or options (i.e., 10,000 and 12,000, respectively, for the CEO, and 5,000 and 10,000, respectively, for the COO).

Based on the Company’s EBITDA and ROIC performance in fiscal 2022, under the old equity incentive program Dr. Hartnett earned 52,720 shares of restricted stock and 73,360 stock options, which would have had an aggregate value of $16,838,389 if they had been awarded, and Mr. Bergeron earned 25,000 shares of restricted stock and 27,700 stock options, which would have had an aggregate value of $7,372,114 if they had been awarded. However, Dr. Hartnett and Mr. Bergeron agreed to amend their employment agreements and forego those awards and instead receive awards under the one-year portion of the new equity incentive program as discussed below.
2022 Proxy Statement	[31]

New Equity Incentive Program for CEO and COO
For fiscal 2022 the Compensation Committee replaced the equity incentive program for the CEO and COO described above with a new program providing for (i) one-year performance-based restricted stock awards and (ii) three-year performance-based unrestricted stock awards. One of the key differences between the old program and the new program is that, while the old program awarded a specific amount of equity, the new program awards a specific amount of compensation. Another key difference is the three-year performance cycle component of the new program compared to the old program’s exclusive use of one-year performance cycles.
One-Year Performance-Based Restricted Stock Component. The one-year component of the new program provides the CEO and the COO with two awards of restricted stock each year based on the prior fiscal year’s EBITDA and ROIC performance against the plans established at the beginning of such prior fiscal year. The number of shares awarded equals (i) the officer’s base salary at the end of the fiscal year multiplied by the base salary multiple that corresponds to the Company’s level of performance to the plan, divided by (ii) RBC’s closing stock price on the award date. One-third of the shares will vest and cease to be restricted on each of the first, second and third anniversaries of the award date. The criteria for determining the awards to the CEO and COO are as follows:
	New CEO and COO One-Year EBITDA-Based Awards
Percentage of EBITDA to Plan	CEO Base Salary Multiples	COO Base Salary Multiple
Less than 75.0%	0.0	0.0
75.0% to 84.9%	1.4	0.7
85.0% to 94.9%	2.1	1.1
95.0% to 104.9% (target)	2.8	1.8
105.0% to 114.9%	3.85	1.85
Over 114.9%	5.25	3.25
	New CEO and COO One-Year ROIC-Based Awards
	ROIC as % of Plan(1)	CEO Target Award Multiple(1)	COO Target Award Multiple(1)
Threshold	-0.75%	0.7	0.4
Target	0.00%	1.4	0.8
Maximum	+0.75%	2.8	1.6
(1)	In between is straight line.
Based on the Company’s EBITDA and ROIC performance in fiscal 2022, under this one-year component of the new program Dr. Hartnett was awarded 30,060 shares of restricted stock having an aggregate award date value of $5,985,000 (6.65 times base salary), and Mr. Bergeron was awarded 11,774 shares of restricted stock having an aggregate award date value of $2,344,192 (4.05 times base salary).
Because the change of the CEO and COO’s equity incentive program from the old program to the new program was made after the end of fiscal 2022, Dr. Hartnett and Mr. Bergeron had already earned awards under the old program that would have been worth $16,838,389 and $7,372,114, respectively, but they agreed to amend their employment agreements and forego those awards and instead receive the above awards under the one-year portion of the new program. As a result, Dr. Hartnett and Mr. Bergeron gave up $10,853,389 and $5,027,922, respectively, of compensation relating to fiscal 2022.
[32]	2022 Proxy Statement

Three-Year Performance-Based Unrestricted Stock Component. The three-year component of the new program provides the CEO and the COO with two awards of stock each year based on the Company’s EBITDA and ROIC performance for the prior three fiscal years against the plans established at the beginning of such three fiscal-year period. The number of shares awarded equals (i) the officer’s base salary at the end of the three fiscal-year period multiplied by the base salary multiple that corresponds to the Company’s level of performance to plan, divided by (ii) RBC’s closing stock price on the award date. The shares will be unrestricted. The criteria for determining the awards to the CEO and COO are as follows:
	New CEO and COO Three-Year EBITDA-Based Awards
Percentage of EBITDA to Plan	CEO Base Salary Multiples	COO Base Salary Multiple
Less than 75.0%	0.0	0.0
75.0% to 84.9%	0.6	0.3
85.0% to 94.9%	0.9	0.6
95.0% to 104.9% (target)	1.2	0.8
105.0% to 114.9%	1.65	1.0
Over 114.9%	2.25	1.25
	New CEO and COO Three-Year ROIC-Based Awards
	ROIC as % of Plan(1)	CEO Target Award Multiple(1)	COO Target Award Multiple(1)
Threshold	-0.75%	0.3	0.2
Target	0.00%	0.6	0.3
Maximum	+0.75%	1.2	0.7
(1)	In between is straight line.
The first awards to the CEO and COO under the three-year component of the new program will occur in fiscal 2026 based on Company performance for fiscal years 2023, 2024 and 2025.
Equity Incentive Program for Other Executive Officers
When determining whether to make equity awards to the executive officers, other than the CEO and COO, and when determining the size of any such awards, the Compensation Committee considers a number of factors:
•	Assessments by the CEO and the Compensation Committee of the achievement of applicable performance metrics;
•	The perceived incentive that any grant would provide to generate long-term stockholder value; and
•	The contribution of the individual.
Restricted stock and stock options awarded to the other executive officers vest in one-fifth increments over the first five anniversaries of the award date. Stock option exercise prices are set at RBC’s closing stock price on the award date and options expire after seven years. To date all options awarded to executive officers have been non-qualified stock options, not incentive stock options.
Long-Term Equity Incentive Awards for Fiscal 2022
The Compensation Committee approved the following awards under the long-term equity incentive plans in fiscal 2023 for performance in fiscal 2022:
	Restricted Stock Fair Value	Stock Options Fair Value
Dr. Michael J. Hartnett	$5,985,000	-
Daniel A. Bergeron	2,344,192	-
Patrick S. Bannon	199,100	$172,896
Richard J. Edwards	398,200	345,793
Robert M. Sullivan	398,200	345,793
2022 Proxy Statement	[33]

Important Note About Equity-Based Compensation Data. The information regarding long-term equity incentive awards presented in the CEO Compensation Mix chart and Summary Compensation table below relates to awards made in fiscal 2022 based on fiscal 2021 performance, while the information provided above regarding the awards made in fiscal 2023 based on fiscal 2022 performance will be presented in the CEO Compensation Mix chart and Summary Compensation table appearing in next year’s proxy statement.
CEO Compensation Mix
For fiscal 2022, the CEO’s total compensation was $19,390,866, of which $18,435,126 (or 95%) was pursuant to performance-based compensation programs. The following pay mix graph for the CEO demonstrates the focus on performance-based pay:

Benefits and Perquisites
In addition to the core elements of executive compensation outlined above (i.e., base salary, performance-based annual cash bonus, and equity awards under the long-term equity incentive plans), NEOs are eligible for certain additional benefits, perquisites and plans, as described below.
Employee Benefits
The executive officers are eligible to participate in all our benefit plans generally made available to our employees including medical, dental and vision coverage and life insurance.
Retirement Plans
The executive officers participate in the Company’s 401(k) plan on the same terms and conditions as all other eligible employees subject to a 5% of eligible employee compensation participation limit for highly compensated employees. The plan is funded by eligible participants through employee contributions and by the Company through matching contributions equal to 50% of the first 3.5% of eligible employee compensation.
The Company also maintains a Supplemental Executive Retirement Plan (SERP), a non-qualified supplemental pension plan for executives selected by the CEO that provides pension benefits in excess of those provided by the 401(k) plan. The SERP allows eligible employees to elect to defer, until termination of their employment, the receipt of up to 75% of their salary and up to 100% of their annual bonus. The Company historically made contributions equal to 25% of the employee deferral, up to the first 7% of the employees’ annual compensation, but in light of the COVID-19 pandemic the Company suspended these contributions in August of fiscal 2021 and has not reinstated them. Accounts are paid, either in a lump sum or installments, upon retirement, death or termination of employment. Accounts are generally payable from our general assets and employees’ right to receive payments are subject to the rights of our creditors.
Perquisite Programs
The perquisites provided to the CEO are set out in his employment agreement and include a leased vehicle, healthcare expense reimbursements, reimbursement of personal expenses of $50,000, hospitalization insurance and additional life insurance, and an apartment in Los Angeles for use by Dr. Hartnett while on business. The perquisites provided to the
COO are set out in his employment agreement and include a vehicle allowance, and healthcare and disability insurance expense reimbursements. Other NEOs may also receive perquisites including reimbursement of certain personal expenses, or a leased vehicle or a vehicle allowance.
[34]	2022 Proxy Statement

Employment Agreements and Change-in-Control and Severance Arrangements
Employment Agreements With CEO and COO
In June 2022, the Company and Dr. Hartnett entered into a new employment agreement that amended and restated his prior employment agreement entered into in 2017. The new agreement has an initial term expiring on March 31, 2024 and automatically renews thereafter for successive 12-month periods unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for a base salary of $950,000 per year and that Dr. Hartnett is solely eligible for a formulaic annual performance bonus based on achievement of an EBITDA performance goal, with no eligibility for any discretionary annual performance bonus, as discussed under “Compensation Program Components and Pay Outcome for Fiscal 2022—Annual Performance Bonus” above. Dr. Hartnett’s base salary is to be reviewed annually and can be increased, but not decreased, as the Board determines. The agreement also sets forth the terms under which Dr. Hartnett is to receive awards under the Company’s long-term incentive plans, certain severance benefits, and the various perquisites he is to receive. The agreement contains a non-competition provision prohibiting Dr. Hartnett from competing against the Company during the term of the employment agreement and for two years thereafter without our prior written consent. A copy of Dr. Hartnett’s employment agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 9, 2022.
In June 2022, the Company and Mr. Bergeron entered into a new employment agreement that amended and restated his prior employment agreement entered into in 2017. The new agreement has an initial term expiring on March 31, 2024 and automatically renews thereafter for successive 12-month periods unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for a base salary of $610,000 per year and that Mr. Bergeron is solely eligible for a formulaic annual performance bonus based on achievement of an EBITDA performance goal, with no eligibility for any discretionary annual performance bonus, as discussed under “Compensation Program Components and Pay Outcome for Fiscal 2022—Annual Performance Bonus” above. Mr. Bergeron’s base salary is to be reviewed annually and can be increased, but not decreased, as the Board determines. The agreement also sets forth the terms under which Mr. Bergeron is to receive awards under the Company’s long-term incentive plans, certain severance benefits, and the various perquisites he is to receive. The agreement contains a non-competition provision prohibiting Mr. Bergeron from competing against the Company during the term of the employment agreement and for two years thereafter without our prior written consent. A copy of Mr. Bergeron’s employment agreement is filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 9, 2022.
The other executive officers do not have employment agreements and are employed “at will.”
Change-in-Control Arrangements
Change-in-control compensation arrangements generally protect income for key executives who would likely be involved in decisions regarding and/or successful implementation of merger/acquisition activity and who are at risk for job loss if a takeover of the Company were to occur. We believe it is in the best interests of the Company and our stockholders to have such an agreement with our CEO, COO and certain other executive officers in order (i) for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of the Company and our stockholders without concern that they might be distracted or influenced by the personal uncertainties and risks created by merger/acquisition proposals or threats, and (ii) to encourage them to remain with the Company and to continue to devote full attention to the Company’s business.
Each of Dr. Hartnett’s and Mr. Bergeron’s employment agreements provides that in the event of his employment is terminated within 24 months after a change in control of the Company, he will be entitled to (i) severance equal to (x) 250% of his annual base salary plus (y) 250% of his annual performance bonus at the target base salary multiple, and (ii) a bonus equal to his annual performance bonus at the maximum base salary multiple prorated for the portion of the fiscal year prior to the termination date.
The Company has entered into a change-in-control letter agreements with each of Messrs. Bannon and Edwards that provides that if his employment is terminated under certain circumstances within 24 months after a change in control of the Company, he will be entitled to (i) severance equal to (x) 150% of his annual base salary plus (y) 150% of his annual performance bonus at the target level, and (ii) a bonus equal to his annual performance bonus at the maximum level prorated for the portion of the fiscal year prior to the termination date. In addition, the executive officer will be entitled to continue participating in the Company’s welfare benefit programs for up to 18 months following his termination. The letter agreement also commits the executive officer to remain employed with the Company in the event of a tender or exchange offer and includes a non-compete
2022 Proxy Statement	[35]

covenant for 12 months following his termination following a change in control. The form of the change-in-control letter agreement is filed as Exhibit 10.1 to our Form 10-Q filed February 1, 2010.
Mr. Sullivan does not have a change-in-control letter agreement.
In addition, the restricted stock and stock options held by the executive officers contain change-in-control provisions. If an executive officer is terminated without cause within 18 months after a change in control, all restricted stock and unvested stock options will vest on the termination date. In addition, if there is a change in control of the Company or similar event, the Compensation Committee may, in its discretion, provide for the vesting of a participant’s restricted stock and unvested stock options on such terms and conditions as the Committee deems appropriate.
The table below summarizes the executive benefits and payments that would have been due to the NEOs upon termination of employment occurring on April 2, 2022 following a change in control (giving effect to the new employment agreements with the CEO and COO):
	Michael J. Hartnett	Daniel A. Bergeron	Richard J. Edwards	Patrick S. Bannon	Robert M. Sullivan
Severance Payment	$5,937,500	$2,897,500	$869,400	$687,463	NA
Bonus	2,375,000	915,000	326,025	257,799	NA
Other Payments	43,327	52,297	20,634	58,118	NA
Vested Stock Options	8,554,955	3,511,987	947,140	1,691,670	NA
Vested Restricted Stock	17,102,021	8,196,283	860,420	2,151,050	NA
Total	$34,012,803	$15,573,067	$3,023,619	$4,846,100	NA
Severance Other Than Following a Change in Control
The employment agreements of the CEO and COO provide them with severance if their employment ends, other than following a change in control. No other executive officer has a similar arrangement. The following table summarizes the executive benefits and payments that would have been due to the CEO and COO if their employment had ended on April 2, 2022 other than following a change in control (giving effect to their new employment agreements):
	Michael J. Hartnett	Daniel A. Bergeron
Death or Disability/Termination Without Cause(1)(2)
Base Salary	$1,900,000	$1,220,000
Bonus	2,375,000	915,000
Other Payments	738,150	180,683
Vested Stock Options	8,554,955	3,511,987
Vested Restricted Stock	17,102,021	8,196,283
Long-Term Stock Award	−	NA
Total	$30,670,126	$14,023,953
Termination With Cause/Voluntary Resignation(3)
Base Salary	$475,000	NA
Other Payments	407,647	NA
Total	$882,647	NA
(1)
The employment agreement provides that if his employment ends due to his death, disability or termination by the Company without cause, he will (i) receive (x) a lump-sum payment equal to his then-base salary for the period from the termination date through the end of the term of the employment agreement and (y) his annual performance bonus at the maximum base salary multiple prorated for the portion of the fiscal year prior to the termination date, and (ii) be entitled to the continuation of certain benefits until the end of the term of the employment agreement. For purposes of the foregoing, the end of the term of the employment agreement will be March 31, 2024 unless the agreement has automatically renewed, in which case the end of the term will be the end of the then-current 12-month renewal period.

(2)
The employment agreement also provides that if his employment ends due to his death, disability, termination by the Company without cause, or the Company giving him notice of nonrenewal prior to March 31, 2024 or the end of any subsequent renewal period, all his restricted stock and unvested stock options will vest, and in the case of Dr. Hartnett’s employment agreement, he will receive a grant of a pro rata portion of the shares that would be issuable under the three-year portion of his equity incentive program for any three-year performance cycles that are then open (at the base salary multiple for the plan goals).

(3)
Dr. Hartnett’s employment agreement provides that if he is terminated for cause or he voluntarily resigns, he will be entitled to his base salary and continuation of certain benefits set forth in his employment agreement for six months following the date of his termination.

[36]	2022 Proxy Statement

Compensation Tables
Summary Compensation
The following table sets forth information regarding the compensation of the NEOs in fiscal 2022, 2021 and 2020:
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Michael J. Hartnett Chairman, President and CEO	2022	900,000	NA	10,364,286(5)	5,820,840(6)	2,250,000	55,740(7)	19,390,866
	2021	631,937	NA	3,725,036(8)	2,900,431(9)	1,550,040	84,634	8,892,078
	2020	775,020	NA	7,489,597(10)	2,979,960(11)	1,162,530	57,998	12,465,105
Daniel A. Bergeron Vice President and COO	2022	574,219	NA	4,979,000(12)	2,680,650(13)	868,220	28,680(14)	9,130,769
	2021	449,479	NA	1,769,128(8)	1,021,593(9)	661,500	35,138	3,936,838
	2020	551,250	NA	3,598,000(10)	1,372,350(11)	496,125	41,003	6,058,728
Patrick S. Bannon Vice President and General Manager	2022	272,575	58,285	398,320	382,950	41,715	5,448	1,159,293
	2021	239,885	24,450	687,200	738,750	125,550	8,846	1,824,681
	2020	270,000	-	719,600	588,150	178,200	10,557	1,766,507
Richard J. Edwards Vice President and General Manager	2022	343,375	-	398,320	382,950	310,545	23,371(15)	1,458,561
	2021	273,153	29,400	-	-	120,600	22,991	446,144
	2020	335,000	-	287,840	392,100	25,000	28,513	1,068,453
Robert M. Sullivan Vice President and CFO	2022	205,000	206,000	199,160	382,950	NA	5,392	988,502
	2021	148,672	100,000	343,600	492,500	NA	4,768	1,089,540
	2020	165,000	70,000	143,920	274,470	NA	4,739	658,129
(1)	Includes amounts deferred by the officer pursuant to the 401(k) plan and SERP.
(2)
Performance bonuses for fiscal 2022, 2021 and 2020 were paid under the annual incentive plan and are reflected in the “Non-Equity Incentive Plan Compensation” column. Discretionary bonus are reflected in the “Bonus” column.

(3)
Represents the fair market value on the date of grant of restricted shares and non-qualified stock options granted during the fiscal year. For information on the valuation assumptions regarding the restricted stock and stock option awards, refer to Note 15 to our financial statements for fiscal 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 26, 2022.

(4)
Consist of annual cash bonuses earned in fiscal 2022, 2021 and 2020 and paid in the following fiscal year under the annual incentive plan. See “Compensation Program Components and Pay Outcomes for Fiscal 2022—Annual Incentive Compensation Plan” above.

(5)
Represents the value of restricted stock awarded in fiscal 2022 based on performance in fiscal 2021. Restricted stock awarded in fiscal 2023 based on performance in fiscal 2022 is valued at $5,985,000.

(6)	Represents the value of stock options awarded in fiscal 2022 based on performance in fiscal 2021. No stock options were awarded in fiscal 2023 with respect to fiscal 2022.
(7)	Consist of $50,000 for reimbursement of personal expenses, $5,180 for reimbursement of healthcare expenses, and $560 for a Company-owned vehicle.
(8)	Represents the value of restricted stock awarded in fiscal 2021 based on performance in fiscal 2020.
(9)	Represents the value of stock options awarded in fiscal 2021 based on performance in fiscal 2020.
(10)	Represents the value of restricted stock awarded in fiscal 2020 based on performance in fiscal 2019.
(11)	Represents the value of stock options awarded in fiscal 2020 based on performance in fiscal 2019.
(12)
Represents the value of restricted stock awarded in fiscal 2022 based on performance in fiscal 2021. Restricted stock awarded in fiscal 2023 based on performance in fiscal 2022 is valued at $2,344,192.

(13)	Represents the value of stock options awarded in fiscal 2022 based on performance in fiscal 2021. No stock options were awarded in fiscal 2023 with respect to fiscal 2022.
(14)
Consists of $12,000 for a vehicle allowance, $10,000 for healthcare expense reimbursements, $6,284 for employer contributions to his 401(k) account, and $396 for taxable costs of group-term life insurance.

(15)
Consists of $12,000 for a vehicle allowance, $5,634 for Company-paid life insurance premiums, $5,509 for employer contributions to his 401(k) account, and $228 for taxable costs of group-term life insurance.

2022 Proxy Statement	[37]

Grants of Plan-Based Awards
The following table sets forth information regarding (i) potential awards to the NEOs in fiscal 2022 under the Company’s annual performance plan and (ii) awards to the NEOs in fiscal 2022 under the Company’s equity incentive plans. Note that awards of equity made during fiscal 2022 were based on Company performance in fiscal 2021; awards made during fiscal 2023 based on Company performance in fiscal 2022 are described under “Compensation Program Components and Pay Outcomes for Fiscal 2022 – Long-Term Equity Incentive Awards” above.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Michael J. Hartnett		675,000(3)	1,350,000(4)	2,250,000(5)
	6/3/21				52,040	76,000	199.16	16,185,126
Daniel A Bergeron		260,466(6)	520,932(7)	868,220(8)
	6/3/21				25,000	35,000	199.16	7,659,650
Patrick S. Bannon		41,715(9)	166,860(10)	250,290(11)
	6/3/21				2,000	5,000	199.16	781,270
Richard J. Edwards		51,758(9)	207,030(10)	310,545(11)
	6/3/21				2,000	5,000	199.16	781,270
Robert M. Sullivan		NA	NA	NA
	6/3/21				1,000	5,000	199.16	582,110
(1)	See “Compensation Program Components and Pay Outcomes for Fiscal 2022—Annual Performance Bonuses” above for a description of the annual performance plans for the NEOs.
(2)	The Grant Date Fair Value of restricted stock awards is based on the closing price of our common stock on the grant date.
(3)	Equals 75% of base salary if EBITDA performance is 80% of plan.
(4)	Equals 150% of base salary if EBITDA performance is 100% of plan.
(5)	Equals 250% of base salary if EBITDA performance is 120% of plan. For fiscal 2022, EBITDA performance was 143% of plan.
(6)	Equals 45% of base salary if EBITDA performance is 80% of plan.
(7)	Equals 90% of base salary if EBITDA performance is 100% of plan.
(8)	Equals 150% of base salary if EBITDA performance is 120% of plan. For fiscal 2022, EBITDA performance was 143% of plan.
(9)	Equals 15% of base salary if the metrics for parts 1, 2 and 3 of the bonus are (i) less than 80% of plan, (ii) less than 100% of plan, and (iii) 100% of plan, respectively.
(10)	Equals 60% of base salary if the metric for part 1 of the bonus is 100% of plan.
(11)	Equals 90% of base salary if the metric for part 1 of the bonus is 120% of plan.
[38]	2022 Proxy Statement

Outstanding Equity Awards at End of Fiscal 2022
As of the end of fiscal 2022 the NEOs held the following equity awards:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael J. Hartnett	20,000	-	-	72.94	7/8/23	17,347(2)	3,392,206
	16,000	16,000(2)	-	99.64	6/27/24	18,069(3)	3,533,393
	-	30,400(3)	-	132.12	6/7/25	52,040(4)	10,176,422
	-	45,600(4)	-	143.92	6/3/26	-	-
	-	47,114(5)	-	137.44	6/2/27	-	-
	-	76,000(6)	-	199.16	6/3/28	-	-
Daniel A. Bergeron	40,000	-	-	72.94	7/8/23	8,333(2)	1,629,518
	24,000	6,000(2)	-	99.64	6/27/24	8,581(3)	1,678,015
	21,000	14,000(3)	-	132.12	6/7/25	25,000(4)	4,888,750
	14,000	21,000(4)	-	143.92	6/3/26	-	-
	4,149	16,594(5)	-	137.44	6/2/27	-	-
	-	35,000(6)	-	199.16	6/3/28	-	-
Patrick S. Bannon	4,000	4,000(7)	-	126.56	2/1/25	2,000(3)	391,100
	6,000	4,000(3)	-	132.12	6/7/25	3,000(4)	586,650
	6,000	9,000(4)	-	143.92	6/3/26	4,000(5)	782,200
	3,000	12,000(5)	-	137.44	6/2/27	2,000(6)	391,100
	-	5,000(6)	-	199.16	6/3/28	-	-
Richard J. Edwards	2,000	-	-	72.94	7/8/23	1,200(3)	234,660
	4,000	4,000(2)	-	99.64	6/27/24	1,200(4)	234,660
	4,000	4,000(3)	-	132.12	6/7/25	2,000(6)	391,100
	4,000	6,000(4)	-	143.92	6/3/26	-	-
	-	5,000(6)	-	199.16	6/3/28	-	-
Robert M. Sullivan	400	400(2)	-	99.64	6/27/24	200(3)	39,110
	1,000	2,000(3)	-	132.12	6/7/25	600(4)	117,330
	1,400	4,200(4)	-	143.92	6/3/26	2,000(5)	391,100
	2,000	8,000(5)	-	137.44	6/2/27	1,000(6)	195,550
	-	5,000(6)	-	199.16	6/3/28	-	-
(1)	These amounts are based on the closing price of our common stock on April 1, 2022, the last business day of fiscal 2022.
(2)	Vest in June 2022.
(3)	Vest in one-half increments in June 2022 and June 2023.
(4)	Vest in one-third increments in June 2022, June 2023 and June 2024.
(5)	Vest in one-fourth increments in June 2022, June 2023, June 2024 and June 2025.
(6)	Vest in one-fifth increments in June 2022, June 2023, June 2024, June 2025 and June 2026.
(7)	Vest in February 2023.
(8)	Vest in one-half increments in December 2022 and December 2023.
(9)	Vest in one-fourth increments in February 2023, February 2024, February 2025 and February2026.
2022 Proxy Statement	[39]

Option Exercises and Stock Vested in Fiscal 2022
The following table sets forth information regarding the NEOs’ exercises of stock options and vesting of restricted stock during fiscal 2022:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Hartnett	117,970	8,968,197	43,727	8,675,380
Daniel A. Bergeron	-	-	20,958	4,158,046
Patrick S. Bannon	12,000	844,200	4,000	785,940
Richard J. Edwards	-	-	1,000	198,712
Robert M Sullivan	-	-	800	158,516
(1)	Based on the closing price of our common stock on the date of exercise.
(2)	Based on the closing price of our common stock on the date of vesting.
Non-Qualified Deferred Compensation
The following table sets forth information regarding the NEOs’ deferral of compensation through contributions to our SERP during fiscal 2022:
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael J. Hartnett	-	-	(3,369)	-	890,681
Daniel A. Bergeron	-	-	59,224	-	1,790,020
Patrick S. Bannon	42,123	-	(8,575)	-	554,698
Richard J. Edwards	24,669	-	255	-	448,359
Robert M. Sullivan	10,180	-	15,322	-	143,031
(1)	These amounts are included in the “Salary” column in the Summary Compensation table.
(2)	The Company made no contributions to the SERP in fiscal 2022.
(3)	Appreciation (depreciation) and earnings (loss) on the NEO’s account under the SERP.
[40]	2022 Proxy Statement

Equity Incentive Plans
Generally
The Company maintains three long-term equity incentive plans: the 2013 Long-Term Incentive Plan (approved by our stockholders at the 2013 stockholder meeting); the 2017 Long-Term Incentive Plan (approved by our stockholders at the 2017 stockholder meeting); and the 2021 Long-Term Incentive Plan (approved by our stockholders at the 2021 stockholder meeting). These plans provide for awards of stock options, stock appreciation rights, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for awards under the plans. The purpose of the plans is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.
Initially, 1,500,000 shares of our common stock were authorized for issuance under each of the long-term equity incentive plans, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. Not more than 50% of the total authorized shares under any of the plans may be awarded as restricted stock. As of July 1, 2022, the number of shares of restricted stock and stock options that had been awarded and the number of shares available for future awards under each plan were as follows:
	Restricted Share Awards	Stock Option Awards	Available Shares
2013 Long-Term Incentive Plan	594,363	905,030	-
2017 Long-Term Incentive Plan	397,474	664,025	438,501
2021 Long-Term Incentive Plan	-	-	1,500,000
Total	991,837	1,569,055	1,938,501
Administration of the Plans
Our Compensation Committee administers the long-term equity incentive plans. The Board also has the authority to administer the plans and to take all actions that the Compensation Committee is otherwise authorized to take under the plans. The terms and conditions of each award made under each plan, including vesting requirements, are set forth, consistent with the plan, in a written agreement with the award recipient.
Stock Options. The Compensation Committee may award incentive stock options and non-qualified stock options. The Compensation Committee also has the authority to grant options that will become fully vested and exercisable automatically upon a change in control. The Compensation Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 10% of the total number of shares authorized under the plan, and it may not award incentive stock options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000 determined at the time of grant. The Compensation Committee will determine the exercise price and term of any option in its discretion, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. In the case of any incentive stock option, the option must be exercised within ten years of the date of grant. The exercise price of an incentive stock option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of fair market value on the grant date and the option must be exercised within five years of the date of grant. The Compensation Committee has never awarded any incentive stock options under any of the plans.
Restricted Stock. The Compensation Committee may award restricted stock, subject to the conditions and restrictions, and for the duration that it determines in its discretion. In addition to not being transferable, the restricted stock previously granted under the 2013, 2017 and 2021 plans does not have the right to vote or receive dividends.
Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (SARs), subject to the terms and conditions contained in the relevant plan. The exercise price of an SAR must equal the fair market value of a share of our common stock on the date the SAR is granted. Upon exercise of an SAR, the grantee will receive an amount in shares of our common stock equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR, multiplied by the number of shares as to which the SAR is exercised.
Performance Awards. The Compensation Committee may grant performance awards contingent upon achievement of set goals and objectives regarding specified performance criteria,
2022 Proxy Statement	[41]

over a specified performance cycle. Awards may include specific dollar-value target awards, performance units, the value of which is established at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other securities.
Amendment, Termination and Expiration of the Plans. The Board may amend or terminate any of the long-term equity incentive plans in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is required by the Nasdaq listing requirements. If not previously terminated by the Board, each plan will expire on the tenth anniversary of its adoption.
Except in the case of the CEO and COO, the Company does not have an established quantitative formula to determine the number of stock options and/or restricted shares granted to each executive officer. See “Compensation Program Components and Pay Outcomes for Fiscal 2022—Long-Term Equity Incentive Awards” above.
The Compensation Committee typically reviews approval of executive officer equity awards on a fiscal year basis. The timing of the meeting is scheduled to allow the Compensation Committee time to review prior year performance and assemble all necessary information. The date is not selected or changed to increase the value of stock option. Awards are generally scheduled to follow the release of earnings for a quarter or fiscal year. For the last several years the executive officer equity awards have been made in early June, shortly after the filing of the Company’s annual report on Form 10-K for the prior fiscal year.
Equity Compensation Plan Information
The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of July 1, 2022, consisting of the 2013 Long-Term Incentive Plan, 2017 Long-Term Incentive Plan and 2021 Long-Term Incentive Plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders(1)	700,906	$143.51	1,938,501
(1)	The Company does not have equity compensation plans that have not been approved by our stockholders.
The Company purchases shares in the open market from time to time for issuance under our equity compensation plans to reduce the plans’ dilutive effect.
CEO Pay Ratio
As of April 2, 2022, the Company had 4,892 employees located in ten countries around the world, of whom 3,549 were located in the United States. For fiscal 2022, the estimated median of the annual total compensation of all those employees worldwide (excluding our CEO) was $61,074 and the estimated median of the annual total compensation of all those employees located in the United States (excluding our CEO) was $64,684. The total compensation of our CEO, Dr. Hartnett, in fiscal 2022 was $19,390,866, including restricted stock and stock option wards made in fiscal 2022 based on performance in fiscal 2021 (see the Summary Compensation table above), which was 317 times the compensation of the median employee worldwide, and 300 times the compensation of the median employee in the United States. We used a sampling technique to identify the median employee, selecting 4,207 of our worldwide employees and 3,321 of our United States employees. We then identified the individual in each of the two samples who received the median compensation (using for this purpose salary (including base wages), bonus, equity compensation and overtime actually paid during fiscal 2022). We then determined the annual total compensation of those two employees as shown above on substantially the same basis as used for the CEO in the Summary Compensation table. The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.
[42]	2022 Proxy Statement

Principal Accountant Fees and Services
The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2022 and fiscal 2021.
	Fiscal Year Ended
	April 2, 2022	April 3, 2021
Audit Fees	$2,173,000	$1,177,000
Audit-Related Fees	-	-
Tax Fees	-	-
Other Fees	2,000	2,000
Total Fees	$2,175,000	$1,179,000
Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
Tax Fees. Consists principally of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.
Other. Consists of subscription fees for an accounting research service.
Pursuant to the Audit Committee’s charter, the Committee must approve all audit engagement fees and other significant compensation to be paid to the independent registered public accounting firm and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any non-audit services to be provided to the Company by the independent registered public accounting firm. The Audit Committee policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The Audit Committee’s charter authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
All audit, audit-related and tax services performed by Ernst & Young LLP in fiscal 2022 and fiscal 2021 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed the consolidated financial statements of the Company for fiscal 2022 with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (PCAOB) including matters related to the planning and results of the audit of the Company’s consolidated financial statements.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB relating to Ernst & Young’s communications with the Audit Committee
2022 Proxy Statement	[43]

concerning independence, and has discussed with Ernst & Young its independence and has considered whether the provision of non-audit services by Ernst & Young to the Company is compatible with maintaining Ernst & Young’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 2, 2022.
The Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2023.
Respectfully submitted,
The Audit Committee of the Board of RBC Bearings Incorporated
Edward D. Stewart (Chair)
Michael H. Ambrose
Richard R. Crowell
Stockholder Proposals and Director Nominations
Stockholder Proposals
Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement relating to the next annual meeting of stockholders in 2023 may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received by the Company at its principal executive offices (located at 102 Willenbrock Road, Oxford, CT 06478) no later than April 1, 2023.
Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the 2023 annual meeting, must be delivered to or mailed and received at c/o Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478 no earlier than June 10,
2023 (i.e., 90 days prior to the anniversary of this year’s annual meeting) and no later than July 10, 2023 (i.e., 60 days prior to the anniversary of this year’s annual meeting); provided, however, that in the event that less than 70 days’ notice or prior public announcement of the date of the 2023 annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the 2023 annual meeting is mailed or publicly announced. A stockholder’s notice must also comply with the timing, disclosure, procedural and other requirements set forth in the Company’s by-laws, a copy of which is available upon request from RBC’s Secretary at the above address.
Stockholder Director Nominations
A stockholder may suggest director candidates for consideration by the Board’s Nominating and Governance Committee. Any such suggestion should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Board has established, through the Nominating and Governance Committee, selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Governance Committee from time to time.
The Company’s by-laws permit stockholders to nominate directors for election at an annual stockholders meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Secretary. To be timely for the 2023 annual meeting, a stockholder’s notice must be delivered to or mailed and received at c/o Secretary, RBC Bearings Incorporated, 102 Willenbrock Road, Oxford, CT 06478, no earlier than the close of business on June 10, 2023 (i.e., 90 days prior to the anniversary of this year’s annual meeting) and no later than July 10, 2023 (i.e., 60 days prior to the anniversary of this year’s annual meeting). In the event that the date of the 2023 annual meeting is more than 30 days from the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the date of the 2023 meeting is mailed or publicly announced. A stockholder’s notice must also comply with the timing, disclosure, procedural and other requirements set forth in the Company’s by-laws.
In addition to satisfying the requirements under the Company’s by-laws, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees for
[44]	2022 Proxy Statement

the 2023 annual meeting must provide a written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 10, 2023 (i.e., 60 days prior to the anniversary of this year’s annual meeting). However, if the date of the 2023 annual meeting is more than 30 days from the anniversary of this year’s annual meeting, then such notice must be delivered by the later of (i) the tenth day following the public announcement of the date of the 2023 annual meeting and (ii) the date that is 60 days prior to the date of the 2023 annual meeting.
Additional Information
The Company will bear the cost of the annual meeting and the cost of this proxy solicitation. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Company has retained Alliance Advisors, LLC to assist in the solicitation of proxies and to provide related advice and information support, for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in total. The Company will reimburse, upon request, all brokers and other persons holding shares of common stock for the benefit of others for their reasonable expenses in forwarding the Company’s proxy materials and any accompanying materials to the beneficial owners and in obtaining authorization from beneficial owners to give proxies.
The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in the manner the proxy holders consider appropriate.
By order of the Board of Directors,
John J. Feeney
Vice President, General Counsel and Secretary
August 1, 2022
2022 Proxy Statement	[45]

Appendix A
Directions To:

RBC Bearings Incorporated
Building B, 102 Willenbrock Road
One Tribology Center
Oxford, CT 06478.
Connecticut I-84 East or West to exit 16
Head south on CT-188 S/Strongtown Road toward CT-67 N/Seymour Road
Turn left onto CT-188 S/CT-67 S/Seymour Road
Continue straight to follow CT-67 S/Seymour Road
Take the 1st left onto Hawley Road
Take the 2nd right onto Willenbrock Road
Destination will be the third building on the left
[46]	2022 Proxy Statement

RBC BEARINGS INCORPORATED
ATTN: JOHN FEENEY
ONE TRIBOLOGY CENTER
OXFORD, CT 06478

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89322-P77372

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RBC BEARINGS INCORPORATED

1. Election of Class I Directors to serve a term of three years

Nominees:

	For	Against	Abstain
1a. Michael H. Ambrose	☐	☐	☐
1b. Daniel A. Bergeron	☐	☐	☐
1c. Edward D. Stewart	☐	☐	☐

NOTE: Nominees 1a, 1b and 1c for Election to Class I for a Three-year Term Expiring at our 2025 Annual Meeting.

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2023.	☐	☐	☐
3. To consider a resolution regarding the stockholder advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. This Proxy will be voted in the manner directed herein by the undersigned.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D89323-P77372

RBC BEARINGS INCORPORATED
PROXY FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of RBC Bearings Incorporated, a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, do/does hereby appoint Dr. Michael J. Hartnett, Daniel A. Bergeron and John J. Feeney, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Stockholders of the Company to be held on September 8, 2022 at 9:00 a.m., local time, at One Tribology Center, 102 Willenbrock Road, Building B, Oxford, CT 06478 and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Continued and to be signed on reverse side